Exhibit 2

Asian Infrastructure Investment Bank

Auditor’s Report and Financial Statements

for the Year Ended Dec. 31, 2023

Contents

Management’s Report Regarding the Effectiveness of Internal Control over Financial Reporting

Auditor’s Report Regarding the Management’s Assessment of Effectiveness of Internal Control over Financial Reporting

Auditor’s Report Regarding the Financial Statements

Financial Statements

Statement of Comprehensive Income		1
Statement of Financial Position		2
Statement of Changes in Equity		3
Statement of Cash Flows		4
Notes to the Financial Statements		5-81
A.	General Information	5
B.	Accounting Policies	5-18
C.	Disclosure Notes	19-42
D.	Financial Risk Management	43-77
E.	Fair Value Disclosure	78-81

Asian Infrastructure Investment Bank

Management’s Report Regarding the Effectiveness of Internal Control over Financial Reporting for the year ended Dec. 31, 2023

Responsibility for Financial Reporting

Management’s responsibility

Management’s report regarding the effectiveness of internal control over financial reporting

The Management of the Asian Infrastructure Investment Bank (the Bank) is responsible for the preparation, integrity, and fair presentation of its published financial statements and associated disclosures for the year ended Dec. 31, 2023. The financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”).

The financial statements have been audited by an independent audit firm, which has been given unrestricted access to all financial records and related data, including minutes of all meetings of the Board of Directors and committees of the Board. Management believes that all representations made to the external auditor during its audit were valid and appropriate. The external auditor’s report accompanies the audited financial statements.

Management is responsible for establishing, implementing and maintaining effective internal control over financial reporting for financial presentation and measurement in conformity with IFRS Accounting Standards. The system of internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified. Management believes that internal control over financial reporting – which are subject to scrutiny and testing by Management and are revised, as considered necessary, taking account of any related internal audit recommendations – support the integrity and reliability of the financial statements.

However, even an effective internal control system, has inherent limitations, including the possibility of human error and the circumvention of overriding controls. Therefore it can only provide reasonable assurance with respect to the preparation of financial statements. Furthermore, the effectiveness of an internal control system can change with circumstances, such as changes in business and operating environment, including the increased relevance of technology and considerations on outsourcing of functions/systems/platforms.

The Bank’s Board of Directors has appointed an Audit and Risk Committee, which assists the Board in its responsibility to ensure the soundness of the Bank’s accounting practices and the effective implementation of the internal control that Management has established relating to finance and accounting matters. The Audit and Risk Committee comprises members of the Board of Directors and external members. The Audit and Risk Committee meets periodically with Management to review and monitor the financial, accounting and auditing procedures of the Bank and its financial reports, and reviews the scope of work and the effectiveness of the internal audit function and internal control system. The external auditor and the internal auditor regularly meet with the Audit and Risk Committee, to discuss the adequacy of internal control over financial reporting and any other matters that they believe should be brought to the attention of the Audit and Risk Committee.

I

Asian Infrastructure Investment Bank

Management’s Report Regarding the Effectiveness of Internal Control over Financial Reporting for the year ended Dec. 31, 2023

The Bank’s assessment of the effectiveness of internal control over financial reporting as at Dec. 31, 2023 was based on the criteria established in the Internal Control Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, Management asserts as at Dec. 31, 2023, the Bank maintained effective internal control over its financial reporting as set out in the financial statements for the year ended Dec. 31, 2023.

The Bank’s external auditor has provided an audit opinion on the fair presentation of the financial statements for the year ended Dec. 31, 2023. In addition, it has issued an attestation report on Management’s assessment of the Bank’s internal control over financial reporting as at Dec. 31, 2023.

Asian Infrastructure Investment Bank

Beijing

March 19, 2024

/s/ Jin Liqun	/s/ Andrew Cross
Mr. Jin Liqun	Mr. Andrew Cross
President	Chief Financial Officer

/s/ Hui Fong Lee
Ms. Hui Fong Lee
Controller

II

Independent Auditor’s Assurance Report

We have been engaged to perform a reasonable assurance engagement on the accompanying management’s assessment that the Asian Infrastructure Investment Bank (AIIB or the Bank) maintained effective internal control over financial reporting as at December 31, 2023.

AIIB’s Responsibilities

AIIB is responsible for the preparation of the management’s assessment that the Bank maintained effective internal control over financial reporting as at December 31, 2023 in accordance with the criteria established in the “Internal Control – Integrated Framework” (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). This responsibility includes designing, implementing and maintaining internal control as AIIB determines are necessary to enable the preparation of management’s assessment that the Bank maintained effective internal control over financial reporting as at December 31, 2023.

Our Independence and Quality Management

We have complied with the independence and other ethical requirements of the International Code of Ethics for Professional Accountants (including International Independence Standards) issued by the International Ethics Standards Board for Accountants, which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behaviour.

Our firm applies International Standard on Quality Management 1, which requires the firm to design, implement and operate a system of quality management including policies or procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

PricewaterhouseCoopers, 22/F Prince’s Building, Central, Hong Kong SAR, China

T: +852 2289 8888, F: +852 2810 9888, www.pwchk.com

Auditor’s Responsibilities

It is our responsibility to express an opinion on the management’s assessment that the Bank maintained effective internal control over financial reporting as at December 31, 2023 based on our work performed.

We conducted our work in accordance with International Standard on Assurance Engagements 3000 (Revised) “Assurance Engagements Other Than Audits or Reviews of Historical Financial Information”. This standard requires that we plan and perform our work to form the opinion.

A reasonable assurance engagement involves performing procedures to obtain sufficient appropriate evidence as to whether the management’s assessment that the Bank maintained effective internal control over financial reporting as at December 31, 2023 is properly prepared, in all material respects, in accordance with “Internal Control – Integrated Framework” (2013) issued by COSO. The extent of procedures selected depends on the auditor’s judgment and our assessment of the engagement risk. Within the scope of our work we performed amongst others the following procedures: planning and performing the engagement to obtain evidence to support our assurance opinion; forming an independent opinion, based on the procedures we have performed and the evidence we have obtained; and reporting our conclusion to the Board of Governors of the Bank.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Inherent Limitation

We draw attention to the fact that because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Opinion

In our opinion, the management’s assessment that the Bank maintained effective internal control over financial reporting as at December 31, 2023 is properly prepared, in all material respects, in accordance with “Internal Control – Integrated Framework” (2013) issued by COSO.

- II -

Purpose and Restriction on Use

We draw attention to the fact that the management’s assessment that the Bank maintained effective internal control over financial reporting as at December 31, 2023 was prepared for reporting on management’s assertion with regards to the effectiveness of the Bank’s internal controls over financial reporting using “Internal Control – Integrated Framework” (2013) issued by COSO designed for this purpose. As a result, the management’s assessment that the Bank maintained effective internal control over financial reporting as at December 31, 2023 may not be suitable for another purpose. This report is intended solely for the Board of Governors of AIIB in connection with reporting on management’s assertion with regards to the effectiveness of the Bank’s internal controls over financial reporting and should not be used for any other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report. Our opinion is not modified in respect of this matter.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Certified Public Accountants

Hong Kong, China, March 19, 2024

- III -

Independent Auditor’s Report

To the Board of Governors of the Asian Infrastructure Investment Bank:

Opinion

What we have audited

The financial statements of Asian Infrastructure Investment Bank (the “Bank”), which are set out on pages 1 to 81, comprise:

•	the statement of comprehensive income for the year ended December 31, 2023;

•	the statement of financial position as at December 31, 2023;

•	the statement of changes in equity for the year ended December 31, 2023;

•	the statement of cash flows for the year ended December 31, 2023; and

•	the notes to the financial statements, comprising material accounting policies and other explanatory information.

Our opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Bank as at December 31, 2023, and its financial performance and its cash flows for the year then ended in accordance with IFRS Accounting Standards.

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (“ISAs”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independence

We are independent of the Bank in accordance with the International Code of Ethics for Professional Accountants (including International Independence Standards) issued by the International Ethics Standards Board for Accountants (“IESBA Code”), and we have fulfilled our other ethical responsibilities in accordance with the IESBA Code.

PricewaterhouseCoopers, 22/F Prince’s Building, Central, Hong Kong SAR, China T: +852 2289 8888, F: +852 2810 9888, www.pwchk.com

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Key audit matters identified in our audit are summarised as follows:

•	Measurement of expected credit losses (ECL) for loan and bond investments measured at amortized cost and loan commitments

•	Fair value measurement of financial assets, financial liabilities and derivatives classified as level 2 or level 3 under IFRS 13

Key Audit Matter	How our audit addressed the Key Audit Matter
Measurement of expected credit losses (ECL) for loan and bond investments measured at amortized cost and loan commitments

Refer to Note B3.3.6 to the financial statements “Impairment of financial instruments” in the accounting policies, Note B5.1 “Impairment losses on financial instruments” in the critical accounting estimates and judgments in applying accounting policies, Note C4 “Impairment provision”, Note C8 “Loan investments, loan commitments and related ECL allowance”, Note C9 “Bond investments at amortized cost”, and Note D3 “Credit risk and other investment risks”.

As at December 31, 2023, the gross amount of loan investments, loan commitments and bond investments of the Bank were USD22,250.59 million, USD11,959.44 million, and USD8,281.35 million, respectively. An Expected Credit Loss (ECL) allowance of USD 281.23 million was recognized resulting in a net recorded amount of loan investments and loan commitments of USD21,969.38 million and USD11,959.42 million, respectively.

We understood, evaluated and tested the design and operational effectiveness of the internal control relating to the measurement of ECLs for loan investments and bond investments measured at amortized cost and loan commitments. These controls primarily included:

•   Governance over ECL models, including the selection, approval and application of modelling methodology; and the internal control relating to the ongoing monitoring and updates to the model;

•   Internal control relating to significant management judgments and assumptions including the review and approval of portfolio segmentation, parameter determination and any subsequent changes, identification of significant increases in credit risk or credit-impaired loans and bonds, and forward-looking measurement;

•   Internal control over completeness of key inputs, review and approval of ECL outcomes, the activities of the service organization as well as the controls maintained by service organization; and

•   Internal control relating to review and approval of the assumptions and underlying calculations for loan investments measured at amortised cost using DCF to calculate loss allowances.

- II -

Key Audit Matter	How our audit addressed the Key Audit Matter

Measurement of expected credit losses (ECL) for loan and bond investments measured at amortized cost and loan commitments (Cont’d)

An Expected Credit Loss allowance of USD14.98 million was recognized resulting in a net carrying amount of bond investments of USD8,266.37 million. For the year ended December 31, 2023, the impairment provisions released on loan investments measured at amortized cost and loan commitments were USD13.21 million, the impairment provisions charged on bond investments measured at amortized cost was USD2.05 million. The allowance of ECLs for loan and bond investments measured at amortized cost and loan commitments represent management’s best estimates at the balance sheet date applying the ECL models under International Financial Reporting Standard 9: Financial Instruments (IFRS 9).

The Bank periodically evaluates the performance of expected credit loss models and the appropriateness of critical inputs and assumptions in the expected credit loss models.

The Bank assesses whether the credit risk of loan investments and bond investments measured at amortized cost and loan commitments have increased significantly since their initial recognition, and applies a three-stage impairment model to calculate their ECL. Management assesses loss allowances using the risk parameter modelling approach which incorporates key parameters, including the probability of default, loss given default, exposure at default, and discount rates.

For credit-impaired loan investments measured at amortised cost and categorised as Stage 3, individual specific ECLs are estimated by applying discounted cash flow model (“DCF”) based on the estimated future recoverable cash flow.

The substantive procedures we performed, with the assistance of our specialists, primarily included:

•   We reviewed the modelling methodologies and its application in the determination of ECL;

•   We assessed the reasonableness of the portfolio segmentation, parameter determination, and significant judgments and assumptions in relation to the models;

•   We reviewed the judgments and decisions made by the management and checked the underlying loan data of the accounting estimate is accurate, complete and relevant;

•   We selected samples, in consideration of the financial information and non-financial information of the borrowers, relevant external evidence and other factors, to assess the appropriateness of management’s assessment of significant increases in credit risk and credit-impaired loans and bonds;

- III -

Key Audit Matter	How our audit addressed the Key Audit Matter

Measurement of expected credit losses (ECL) for loan and bond investments measured at amortized cost and loan commitments (Cont’d)

The estimation of ECL involves significant management judgments and assumptions, mainly comprising the following:

(1) Segmentation of loan investments and bond investments measured at amortized cost and loan commitments sharing similar credit risk characteristics and determination of relevant key measurement parameters;

(2) Selection of criteria for determining whether or not there was a significant increase in credit risk, and whether the financial asset was credit impaired;

(3) Use of economic variables for forward-looking measurements, and the application of economic scenarios and weightings; and

(4) Forecast future cash flows, valuation of collateral and the scenario weightings of expected likely outcomes for loan investments measured at amortised cost for which DCF model was used to calculate ECL.

The Bank has established governance processes and controls for the measurement of ECL.

For measuring ECL, the Bank has adopted complex models, employed numerous parameters and data inputs, and applied significant management judgments and assumptions. In addition, the amount of loan investments and bond investments measured at amortized cost and loan commitments are material to the Bank, and the loss allowance and associated impairment loss are important to users of the financial statements. In view of these reasons, we identified this as a key audit matter.

•   For forward-looking measurements, we tested management’s selection of economic variables, economic scenarios and weightings; assessed the reasonableness of the economic indicators used. We also performed sensitivity analyses of these economic indicators and weightings of the economic scenarios;

•   We tested data inputs to the ECL models on a sample basis, including historical data and data at the measurement date, to assess their accuracy and completeness;

•   We independently recalculated the ECL outputs on a sample basis; and

•   For ECL of loan investments measured at amortised cost that DCF model used to calculate, we understood management’s assumptions used as well as underlying data, obtained external supporting documents and developed independent estimation.

Our audit work also included assessing the appropriateness of disclosures relevant to ECL provided in the related notes to the financial statements.

Based on our procedures performed, the models, key parameters, significant judgments and assumptions adopted by management, the measurement results and the relevant disclosures were considered acceptable.

- IV -

Key Audit Matter	How our audit addressed the Key Audit Matter

Fair value measurement of financial assets, financial liabilities and derivatives classified as level 2 or level 3 under IFRS 13

Refer to Note B3.3.7 to the financial statements “Determination of fair value” in the accounting policies, Note B5.2 “Measurement of fair value” in the critical accounting estimates and judgments in applying accounting policies, Note C3 “Net gain on financial instruments measured at fair value through profit or loss”, Note C6 “Cash, cash equivalents, and deposits with banks”, Note C7 “Investments at fair value through profit or loss”, Note C13 “Borrowings”, Note C14 “Derivatives” and Note E “Fair Value Disclosures”.

As at December 31, 2023, the Bank holds financial assets and financial liabilities (including derivatives) measured at fair value classified as level 2 of USD5,633.64 million, and USD29,916.05 million, respectively. Financial assets measured at fair value classified as level 3 totalled USD921.62 million with no level 3 financial liabilities.

Such financial instruments, measured at fair value, are valued based on a combination of market data and valuation models and are grouped into different levels on the basis of observability of inputs used in the fair value measurement.

Financial instruments where no active market or no market price is available are valued at the market prices or by using valuation models based on observable market data. These financial instruments are categorised as level 2 in the IFRS fair value valuation hierarchy.

The Bank also has financial assets for which the fair value measurement has been determined using valuation models where the inputs are unobservable. These financial instruments are categorised as level 3 in the IFRS fair value valuation hierarchy. Management determines the fair value of these financial assets using a variety of techniques. The valuation methods involve inputs from various unobservable inputs such as cash flow and risk-adjusted discount rate.

We understood, evaluated and tested the design and operational effectiveness of key internal control over measurement of the valuation of financial instruments classified as level 2 and level 3. These controls primarily included:

•   Governance over valuation methodologies, including the selection, approval and application of valuation models; and the internal control relating to the ongoing monitoring and updates to the methodologies and models;

•   Internal control relating to significant management judgments and assumptions including the review and approval of parameter determination and any subsequent changes; and

•   Internal control over general IT controls and operational aspects of data input selection and valuation models, including access controls, accuracy and completeness of key inputs and review and approval of valuation outcomes.

The substantive procedures we performed, with the assistance of our internal valuation specialists, primarily included:

•   We reviewed the valuation methodologies, and assessed the reasonableness of the assumptions and models used by the Bank;

•   We independently verified valuation parameters and data inputs on a sample basis; and

•   We performed independent valuation on a sample basis for various types of financial instruments across the entire fair value hierarchy of financial assets and liabilities and compared with the Bank’s valuation records.

- V -

Key Audit Matter	How our audit addressed the Key Audit Matter

Fair value measurement of financial assets, financial liabilities and derivatives classified as level 2 or level 3 under IFRS 13

The Bank has established governance processes and controls for the measurement of fair value.

We consider that financial instruments classified as level 2 and level 3 in the fair value hierarchy were a key element of the audit because of the materiality of the exposure and the use of judgment in determining fair value. In view of these reasons, we identified this as a key audit matter.

Our audit work also included assessing the appropriateness of disclosures relevant to valuation of financial instruments measured at fair value provided in the related notes to the financial statements.

Based on our procedures performed, the methodologies, assumptions and models adopted by management, the measurement results and the relevant disclosures were considered acceptable.

- VI -

Other Information

Management is responsible for the other information. The other information comprises all of the information included in the 2023 Annual Report of the Bank (the “annual report”) (but does not include the financial statements and our auditor’s report thereon), which is expected to be made available to us after the date of this auditor’s report.

Our opinion on the financial statements does not cover the other information and we will not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified when it becomes available and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

When we read the other information to be included in the annual report, if we conclude that there is a material misstatement therein, we are required to communicate the matter to those charged with governance and take appropriate action considering our legal rights and obligations.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation of the financial statements that give a true and fair view in accordance with IFRS Accounting Standards, and for such internal control as management determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intend to liquidate the Bank or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Bank’s financial reporting process.

- VII -

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional scepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Bank to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, actions taken to eliminate threats or safeguards applied.

- VIII -

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosures about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditor’s report is Yuen Kwok Sun.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Certified Public Accountants

Hong Kong, China, March 19, 2024

- IX -

Asian Infrastructure Investment Bank

Statement of Comprehensive Income

For the year ended Dec. 31, 2023

In thousands of US Dollars	Note	For the year ended Dec. 31, 2023	For the year ended Dec. 31, 2022

Interest income	C1	1,870,475	683,925
Interest expense	C1	(794,231)	(333,335)

Net interest income		1,076,244	350,590

Net fee and commission income	C2	33,523	36,215
Net gain on financial instruments measured at fair value through profit or loss	C3	162,809	184,718
Net loss on financial instruments measured at amortized cost	C9	(4,492)	(14,955)
Share of gain on investment in associate	C10	3,623	1,834
Impairment provision	C4	10,295	(120,066)
General and administrative expenses	C5	(233,669)	(188,166)
Net foreign exchange loss		(17,687)	(60,628)
Operating profit for the year		1,030,646	189,542

Accretion of paid-in capital receivables	C11	1,274	2,357
Net profit for the year		1,031,920	191,899

Other comprehensive (loss)/income
Items will not be reclassified to profit or loss
Unrealized (loss)/gain on fair-valued borrowings arising from changes in own credit risk	C13	(61,288)	71,170
Total comprehensive income		970,632	263,069
Attributable to:
Equity holders of the Bank		970,632	263,069

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Statement of Financial Position

As at Dec. 31, 2023

In thousands of US Dollars	Note	Dec. 31, 2023	Dec. 31, 2022

Assets
Cash and cash equivalents	C6	1,839,122	3,077,356
Term deposits	C6	3,108,817	6,669,005
Investments at fair value through profit or loss	C7	16,576,859	12,701,947
Loan investments, at amortized cost	C8	21,969,382	17,641,931
Bond investments, at amortized cost	C9	8,266,365	4,565,178
Paid-in capital receivables	C11	262,637	304,862
Derivative assets	C14	616,242	477,469
Investment in associate	C10	58,799	49,176
Property and equipment		5,573	4,365
Intangible assets		6,208	6,712
Other assets	C12	1,082,969	1,911,247

Total assets		53,792,973	47,409,248

Liabilities
Borrowings	C13	30,528,131	24,475,728
Derivative liabilities	C14	1,582,026	2,286,664
Prepaid paid-in capital		200	—
Other liabilities	C15	233,759	181,131
Total liabilities		32,344,116	26,943,523

Members’ equity
Paid-in capital	C16	19,405,400	19,392,900
Reserves
Accretion of paid-in capital receivables		(994)	(2,268)
Unrealized (loss)/gain on fair-valued borrowings arising from changes in own credit risk		(51,740)	9,548
Retained earnings		2,096,191	1,065,545

Total members’ equity		21,448,857	20,465,725

Total liabilities and members’ equity	53,792,973		47,409,248

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Statement of Changes in Equity

For the year ended Dec. 31, 2023

					Reserves

In thousands of US Dollars	Note	Subscribed capital	Less: callable capital	Paid-in capital	Accretion of paid-in capital receivables	Unrealized (loss)/gain on fair-valued borrowings arising from changes in own credit risk	Retained earnings	Total members’ equity
Jan. 1, 2022		96,775,100	(77,420,100)	19,355,000	(3,463)	(61,622)	876,003	20,165,918
Capital subscription and contribution		189,600	(151,700)	37,900	—	—	—	37,900
Net profit for the year		—	—	—	—	—	191,899	191,899
Other comprehensive income		—	—	—	—	71,170	—	71,170
Paid-in capital receivables - accretion effect		—	—	—	(1,162)	—	—	(1,162)
Transfer of accretion	C11	—	—	—	2,357	—	(2,357)	—
Dec. 31, 2022	C16	96,964,700	(77,571,800)	19,392,900	(2,268)	9,548	1,065,545	20,465,725
Jan. 1, 2023		96,964,700	(77,571,800)	19,392,900	(2,268)	9,548	1,065,545	20,465,725
Capital subscription and contribution		62,600	(50,100)	12,500	—	—	—	12,500
Net profit for the year		—	—	—	—	—	1,031,920	1,031,920
Other comprehensive loss		—	—	—	—	(61,288)	—	(61,288)
Paid-in capital receivables - accretion effect		—	—	—	—	—	—	—
Transfer of accretion	C11	—	—	—	1,274	—	(1,274)	—
Dec. 31, 2023	C16	97,027,300	(77,621,900)	19,405,400	(994)	(51,740)	2,096,191	21,448,857

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Statement of Cash Flows

For the year ended Dec. 31, 2023

In thousands of US Dollars	Note	For the year ended Dec. 31, 2023	For the year ended Dec. 31, 2022

Cash flows from operating activities
Net profit for the year		1,031,920	191,899
Adjustments for:
Interest income from term deposits		(285,410)	(117,916)
Interest expense for borrowings	C13	789,961	325,156
Interest expense for leasing	C1	23	—
Issuance cost for borrowings	C5	9,169	5,598
Accretion of paid-in capital receivables	C11	(1,274)	(2,357)
Net gain on financial instruments measured at fair value through profit or loss		(88,031)	(167,833)
Share of gain on investment in associate	C10	(3,623)	(1,834)
Impairment provision (release)/charge	C4	(10,295)	120,066
Depreciation and amortization		3,280	2,620
Increase in loan investments	C8	(4,315,497)	(5,513,304)
Increase in bond in investment operations portfolio		(409,291)	(104,105)
Net cash paid for derivatives		(833,444)	(33,758)
Decrease/(increase) in other assets		828,218	(1,434,605)
Increase/(decrease) in other liabilities		52,011	(52,836)

Net cash used in operating activities		(3,232,283)	(6,783,209)

Cash flows from investing activities
Increase in investment of funds, trust and others		(318,318)	(318,967)
Dividends received and return of capital contributions		50,460	67,674
Bond at amortized cost purchased in treasury investment portfolio		(3,549,513)	(2,047,928)
Bond at amortized cost matured or sold under treasury investment portfolio		—	25,884
Net purchase in other treasury investment		(2,570,371)	(1,819,327)
Decrease in term deposits		3,530,000	5,130,000
Increase in investment in associate		(6,000)	(13,500)
Interest received from term deposits		315,598	67,820
Increase in intangible assets, property and equipment		(2,871)	(3,577)

Net cash (used in)/from investing activities		(2,551,015)	1,088,079

Cash flows from financing activities
Proceeds from borrowings, net	C13	13,184,003	7,248,788
Repayments of borrowings	C13	(8,111,728)	(387,574)
Interest payments on borrowings	C13	(583,347)	(235,063)
Capital contributions received	C11	55,999	36,727
Prepaid paid-in capital received		200	—
Lease payments		(63)	—

Net cash from financing activities		4,545,064	6,662,878

Net (decrease)/increase in cash and cash equivalents		(1,238,234)	967,748

Cash and cash equivalents at beginning of year		3,077,356	2,109,608

Cash and cash equivalents at end of year	C6	1,839,122	3,077,356

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

A	General Information

The Asian Infrastructure Investment Bank (the “Bank” or “AIIB”) is a multilateral development bank. By the end of year 2015, representatives from 57 countries signed AIIB’s Articles of Agreement (the “AOA”) which entered into force on Dec. 25, 2015. The Bank commenced operations on Jan. 16, 2016. AIIB’s principal office is in Beijing, the People’s Republic of China (the “PRC”).

For the year ended Dec. 31, 2023, AIIB approved three new membership applications. As at Dec. 31, 2023, the Bank’s total approved membership is 109, of which 95 have completed the membership process and have become members of AIIB in accordance with the AOA.

AIIB’s purpose is to (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors; and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions.

The legal status, privileges and immunities for the operation and functioning of AIIB in the PRC are agreed in the AOA and further defined in the Headquarters Agreement between the government of the People’s Republic of China (the “Government”) and the Bank on Jan. 16, 2016.

The Bank’s first overseas office, an Interim Operational Hub (the “Hub”), was established in Abu Dhabi, the United Arab Emirates, upon the government of the United Arab Emirates (the “UAE”) and the Bank signing an agreement regarding the establishment of an office in the UAE on April 19, 2023. The Hub provides proximity to global financial centers and connectivity with the international infrastructure ecosystem which is important in maintaining AIIB’s growth momentum.

These financial statements were signed by the President, the Chief Financial Officer, and the Controller on March 19, 2024.

B	Accounting Policies

B1	Basis of preparation

These financial statements for the Bank have been prepared in accordance with the IFRS Accounting Standards issued by the International Accounting Standards Board (“IASB”). According to the By-Laws of AIIB, the financial year of the Bank begins on Jan.1 and ends on Dec. 31 of each year.

The Bank has adopted all of the IFRS Accounting Standards and interpretations effective for annual periods beginning on Jan. 1, 2023.

The financial statements have been prepared under the historical cost convention, except for those financial instruments measured at fair value.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B1	Basis of preparation (Continued)

The preparation of financial statements in conformity with IFRS Accounting Standards requires the use of certain critical accounting estimates. It also requires management to exercise judgment in its process of applying the Bank’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where judgments or estimates are significant to the financial statements are disclosed in Note B4. The financial statements have been prepared on a going concern basis.

B2	New accounting pronouncements

The new accounting pronouncements, amendments and interpretations issued in 2023 and that are effective in future periods do not have any significant impact on the operating results, financial position and comprehensive income of the Bank, based on the assessment of the Bank.

B3	Summary of material accounting policies

B3.1	Functional currency and foreign currency transactions

The functional currency of the Bank and the presentation currency of the Bank are United States Dollar (“USD” or “US Dollar”).

Foreign currency transactions are initially translated into USD using exchange rates prevailing at the dates of the related transactions. At the end of the reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Exchange differences arising on the settlement of monetary items, and on the retranslation of monetary items, are recognized in profit or loss during the period in which they arise.

B3.2	Cash and cash equivalents

Cash and cash equivalents are items which are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. Deposits with initial maturity of three months or less, certain certificates of deposit, money market funds, commercial papers and other short-term investments which are considered highly liquid and with high credit quality, are classified as cash and cash equivalents. An investment normally qualifies as a cash equivalent only when it has a short maturity of, say, three months or less from the date of acquisition.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments

B3.3.1	Financial assets

The Bank’s financial assets are classified into three categories:

(a)	Amortized cost,
(b)	Fair value through other comprehensive income (“FVOCI”), or
(c)	Fair value through profit or loss (“FVPL”).

The basis of classification depends on the relevant business model and the contractual cash flow characteristics of the underlying financial asset.

(a)	Classification of financial assets at amortized cost

The Bank classifies its financial assets at amortized cost only if both of the following criteria are met:

(i)	The financial asset is held within a business model having the objective of collecting the contractual cash flows; and
(ii)	The contractual terms give rise, on specified dates, to cash flows that are solely payments of principal or interest on the principal outstanding.

The Bank applies the effective interest method to the amortized cost of a financial asset.

(b)	Classification of financial assets at FVOCI

Financial assets at FVOCI comprise:

(i)

Financial assets having contractual cash flows which reflect solely payments of principal and interest on outstanding principal, and for which the objective of the related business model is achieved both by collecting contractual cash flows and selling financial assets, and

(ii)

Investments in equity instruments which are neither held for trading nor contingent consideration, and for which the Bank has made an irrevocable election at initial recognition to recognize changes in fair value through other comprehensive income (“OCI”) rather than profit or loss.

For (i) above, interest is calculated using the effective interest method and recognized in profit or loss. Except for gains or losses from impairment and foreign exchange, the financial asset is measured at FVOCI. When the financial asset is derecognized, the cumulative gain or loss previously recognized in OCI is reclassified to profit or loss.

For (ii) above, the accumulated fair value changes in OCI will not be reclassified to profit or loss in the future. Dividends on such investments are recognized in profit or loss, unless the dividend clearly represents a recovery of part of the cost of the investment.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.1	Financial assets (Continued)

(c)	Classification of financial assets at FVPL

The Bank classifies the following financial assets at FVPL:

(i)	Financial assets that do not qualify for measurement at either amortized cost or FVOCI;
(ii)

Financial assets that are designated at initial recognition at FVPL irrevocably, when such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise;

(iii)	Investments in equity instruments that are held for trading; and
(iv)	Investments in equity instruments for which the Bank has not elected to recognize fair value gains or losses through OCI.

B3.3.2	Financial liabilities

The Bank’s financial liabilities are classified as either financial liabilities through FVPL or other financial liabilities, carried at amortized cost.

(a)	Classification of financial liabilities at FVPL

Financial liabilities at FVPL have two subcategories, financial liabilities held for trading and those designated as FVPL on initial recognition.

Financial liabilities can be designated at FVPL when one of the following criteria is met:

(i)	Eliminates or significantly reduces an accounting mismatch which would otherwise arise;
(ii)	A group of financial liabilities are managed, and their performance is evaluated on fair value basis, in accordance with a documented risk management strategy; or
(iii)	The financial liability contains one or more embedded derivatives which significantly modify the cash flows otherwise required.

The amount of change in the fair value of the financial liability that is attributable to changes in the credit risk of that liability shall be presented in OCI. The remaining amount of change in the fair value of the liability shall be presented in profit or loss.

(b)	Other financial liabilities

Other financial liabilities are measured at amortized cost, using the effective interest method. The interest expenses are recognized in profit or loss.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.3	Derivatives

The Bank measures derivatives at fair value, with all changes in fair value recognized in the Statement of Comprehensive Income. The Bank recognizes all of its contractual rights and obligations under derivatives in the Statement of Financial Position as assets and liabilities, respectively.

The Bank uses derivative instruments primarily for asset and liability management. The Bank has elected not to designate any hedging relationships for accounting purposes.

B3.3.4	Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities.

A puttable financial instrument includes a contractual obligation for the issuer to repurchase or redeem that instrument for cash or another financial asset on exercise of the put. The puttable instrument that includes such an obligation is classified as an equity instrument when meeting all the generally required features being most subordinate class of shares with identical features and all have the same rights on liquidation.

B3.3.5	Financial guarantee contracts

Financial guarantee contracts are contracts that require the issuer to make specified payments to reimburse the holder for a loss it incurred because a specified debtor fails to make payment when due in accordance with the terms of a debt instrument. Issued financial guarantee contracts are initially recognized at fair value, and subsequently measured at the higher of the amount of the loss allowance determined under IFRS 9, and the amount initially recognized less, when appropriate, the cumulative amount of income recognized in accordance with the principles of IFRS 15. Guarantee fees are recognized as fee income throughout the period that the service is rendered.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.6	Impairment of financial instruments

Financial assets of the Bank that are measured at amortized cost (Note B3.3.1(a)), FVOCI (Note B3.3.1 (b) (i)) and certain unrecognized financial instruments such as loan commitments are subject to credit loss estimated through an expected credit loss (“ECL”) model, assessed on a forward-looking basis.

At each reporting date, the Bank assesses whether the credit risk of a financial instrument has increased significantly since initial recognition. When making this assessment, the Bank considers the change in the risk of a default occurring over the expected life of the financial instrument. To make this assessment, the Bank compares the risk of a default occurring as at the reporting date with the risk of a default occurring as at the date of initial recognition, based on reasonable and supportable information that is available without undue cost or effort and is indicative of significant increases in credit risk since initial recognition.

At each reporting date, the Bank measures the loss allowance for a financial instrument at either:

(i)	An amount equal to the lifetime ECL if the credit risk related to that financial instrument has increased significantly since initial recognition; or
(ii)	An amount equal to a 12-month ECL if the credit risk related to that financial instrument has not increased significantly since initial recognition.

The Bank measures ECL related to a financial instrument in a way that reflects:

(i)	An unbiased and probability-weighted amount determined by evaluating a range of possible outcomes;
(ii)	The time value of money; and
(iii)

Reasonable and supportable information that is available without undue cost or effort at the reporting date regarding relevant past events, current circumstances, and forecasts of future economic conditions.

The Bank identifies financial assets as having credit impairment when one or more events that could have a detrimental impact on the estimated future cash flows of that financial asset have occurred. Refer to Note D3 ECL measurement for the definition of credit-impaired assets.

The Bank recognizes the loss allowance of loan commitments and issued financial guarantees as a provision. If a financial instrument includes both financial asset (i.e. loan investment) and an undrawn commitment (i.e. loan or financial guarantee commitment) component and the Bank cannot separately identify the ECL on the commitment component from those on the financial asset component, the ECL on the commitment is recognized together with the loss allowance for the financial asset. To the extent that the combined ECL exceeds the gross carrying amount of the financial asset, the ECL is recognized as a provision.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.7	Determination of fair value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction in the principal (or most advantageous) market at the measurement date under current market conditions (i.e. an exit price) regardless of whether that price is directly observable or estimated using another valuation technique.

For financial instruments traded in active markets, the determination of fair values of financial assets and financial liabilities is based on quoted market prices.

A financial instrument is regarded as quoted in an active market if quoted prices are readily and regularly available from an exchange, pricing service, or regulatory agency; and those prices represent actual and regularly occurring market transactions on an arm’s length basis. If the above criteria are not met, the market is regarded as being inactive.

For financial instruments not traded in active markets, fair value is determined using appropriate valuation techniques. Valuation techniques include the use of recent transaction prices, discounted cash flow analysis, option pricing models and others commonly used by market participants. These valuation techniques include the use of observable and/or unobservable inputs.

B3.3.8	Offsetting of financial instruments

A financial asset and a financial liability are offset, and the net amount presented in the statement of financial position when the Bank currently has a legally enforceable right to set off the recognized amounts, and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.9	Day one profit or loss

The best evidence of fair value of a financial instrument at initial recognition is the transaction price, which is the fair value of the payment given or received, unless the fair value of that instrument is evidenced by comparison with other observable current market transactions in the same instrument (without modification or repackaging) or based on a valuation technique whose variables include only data from observable markets.

Sovereign loans are measured at fair value at initial recognition, using the assumptions market participants with similar objectives as the Bank would use when pricing the sovereign-backed loan assets. The market where the Bank enters into such transactions is considered to be the principal market.

In situations where the fair value cannot be determined by observable market inputs, the difference between the transaction price and the fair value, commonly referred to as “day one profit or loss”, is either amortized over the life of the transaction, deferred until the instrument’s fair value can be measured using market observable data, or realized through settlement.

B3.3.10	Recognition and derecognition

The Bank recognizes a financial asset or a financial liability in its Statement of Financial Position when, and only when, the Bank becomes a party to the contractual provisions of the instrument.

A regular way purchase or sale of financial assets shall be recognized and derecognized as applicable using trade date accounting. Loans are recognized when cash is advanced to the borrowers.

At initial recognition, the Bank measures a financial asset or financial liability at its fair value plus or minus, in the case of a financial asset or financial liability not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition or issuance of the financial asset or financial liability.

Before evaluating whether, and to what extent, derecognition is appropriate, the Bank determines whether the derecognition analysis should be applied to a part of a financial asset or a financial asset in its entirety. The Bank derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Bank neither transfers nor retains substantially all the risks and rewards of ownership and has not retained control of the transferred asset, the Bank derecognizes the financial asset and recognizes separately as assets or liabilities any rights and obligations created or retained in the transfer.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial Instruments (Continued)

B3.3.10	Recognition and derecognition (Continued)

Upon derecognition of a financial asset in its entirety, the difference between the carrying amount of the asset and the sum of the consideration received and receivable and, where applicable, the cumulative gain or loss that had been recognized in other comprehensive income is reclassified to profit or loss, except for those investments in equity instruments designated as FVOCI.

Financial liabilities are derecognized when the related obligation is discharged, cancelled or expired. The difference between the carrying amount of the financial liability derecognized and the sum of the consideration paid and payable is recognized in the profit or loss.

B3.3.11	Modification of contractual cash flows

Loans and other financial assets may be renegotiated with the modification of the contractual cash flows. When the original financial asset has been significantly amended it will be recognized and replaced with a new asset. To the extent the original asset is retained, any changes in present value attributable to the modification will be recognized as an adjustment to the carrying value of the asset with the associated gains and losses on modification recognized in the income statement.

B3.4	Investment in associate

Associates are those entities in which the Bank has significant influence over, but does not control or jointly control, the financial and operating policy decisions. Investment in an associate is accounted for under the equity method and is initially recognized at cost, including attributable goodwill, and is adjusted thereafter for the post-acquisition change in the Bank’s share of net assets less any impairment losses.

The Bank’s share of its associate’s profit or loss is recognized in the Bank’s Statement of Comprehensive Income. When the Bank’s share of losses in the associate equals or exceeds its interest in the associate, the Bank does not recognize further losses, unless the Bank has incurred obligations or made payments on behalf of the associate. The investment is assessed for impairment where indicators of impairment are present.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.5	Revenue

B3.5.1	Interest income

Interest income is calculated using the effective interest method. In this regard, the effective interest rate is applied to the gross carrying amount of a financial asset except for:

(i)	Purchased or originated credit-impaired financial assets, for which the credit adjusted effective interest rate is applied to the amortized cost of the financial assets from initial recognition; and
(ii)

Credit-impaired financial assets that have been recognized subsequent to initial recognition, for which the original effective interest rate is applied to the net carrying value in subsequent reporting periods.

With respect to (ii) above, in subsequent reporting periods, interest income is calculated by applying the effective interest rate to the gross carrying amount if the credit risk of the financial asset improves so that it is no longer credit impaired.

B3.5.2	Front-end and commitment fees

Front-end fees received by the Bank relating to the origination or acquisition of a financial asset are an integral part of generating involvement with the resulting financial instrument and, accordingly, are an integral part of the effective interest rate of that financial instrument.

Commitment fees received by the Bank to originate a loan when the loan commitment is not measured at FVPL are treated as follows:

(i)

If it is probable that the Bank will enter into a specific lending arrangement, it is an integral part of the effective interest rate of a financial instrument. If the commitment expires without the Bank making the loan, the fee is recognized as income at expiration of the commitment.

(ii)

If it is likely that a specific lending arrangement will not be entered into, or the loan commitment fee is directly related to the undrawn portion of the loan commitment and it changes based on the portion of the unused commitment at that time, it is not an integral part of the effective interest rate of the financial instrument and the fee is accounted for as income over the commitment period.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B4	Summary of other accounting policies

B4.1	Leases

Short-term leases no more than 12 months, or low-value leases of assets worth less than USD100 thousand are accounted for as a general administrative expense, recognized in the income statement on a straight-line basis over the period of the lease.

A lease contract conveys the right to control the use of an asset for a specified period of time. The lease liability is measured as the present value of the payments that are not paid at the date of recognition discounted using the interest rate implicit in the lease. If that rate cannot be readily determined, the incremental borrowing rate is used. The right-of-use asset is measured at cost, consisting of the lease liability plus any payments made before the commencement of the lease and less any lease incentives. The right-of-use asset is generally depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis.

The right-of-use asset is reported as part of the “property and equipment” in the financial statements, and the lease liability is classified and reported under “Other liabilities” in the financial statements.

B4.2	Employee benefits

Employee benefits represent considerations given, and are expenditures incurred by the Bank, in exchange for services rendered by employees or for termination of employment contracts. These benefits include short-term employee benefits and contributions to defined contribution plans.

Short-term employee benefits

During the reporting period in which an employee has rendered services, the Bank recognizes the short-term employee benefits payable for those services as a liability with a corresponding increase in the related expense. Short-term employee benefits include base salary and location premiums, pre-retirement medical insurance, life insurance, accidental death and disability provision, death grant, leave, travel accident coverage, long-term disability, multipurpose loans to staff as well as flexible allowance and resettlement allowance which are special allowances for staff recruited globally.

Defined contribution plans

A defined contribution plan is a retirement plan under which the Bank pays fixed contributions into a separate entity. When an employee has rendered service to the Bank during a period, the Bank recognizes a contribution payable to a defined contribution plan in exchange for that service, along with the related expense. Defined contribution plans include defined contribution retirement plans and post-retirement medical benefit plans.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B4.3	Dividends

Dividend distributions to the Bank’s members are recognized as a liability in the period in which the dividends are approved by the Board of Governors.

B4.4	Taxation

In accordance with Article 51 of the AOA, within the scope of its official activities, the Bank, its assets, property, income, and its operations and transactions, shall be exempt from all taxation and from all custom duties in its member countries. Article 51 also exempts the Bank from any obligation for the payment, withholding, or collection of any tax or duty.

B4.5	Current and noncurrent presentation

The Bank presents its assets and liabilities in the order of liquidity as this provides more relevant information.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B5	Critical accounting estimates and judgments in applying accounting policies

The Bank makes estimates and assumptions that affect the amounts recognized in the financial statements, and the carrying amounts of assets and liabilities within the next financial year. Estimates and judgments are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Management also makes certain judgments, apart from those involving estimations, in the process of applying the accounting policies. Judgments that have the most significant effect on the amounts recognized in the financial statements and estimates that can cause a significant adjustment to the carrying amount of assets and liabilities within the next financial year include:

B5.1	Impairment losses on financial instruments

The measurement of the ECL allowance for financial assets measured at amortized cost requires extensive financial modelling and significant assumptions about future economic conditions and credit behavior (e.g. the likelihood of customers defaulting and the resulting losses).

A number of significant judgments are also required in measuring ECL, which include:

•	Determining criteria for significant increase in credit risk and credit impairment;
•	Choosing appropriate models and assumptions for the measurement of ECL;
•	Establishing the number and probability of forward-looking scenarios for each type of product; and
•	Assigning exposures through an internal credit rating process.

Details of the inputs, assumptions, and estimation techniques used in measuring ECL are further disclosed in Note D3, which also presents sensitivities of the ECL.

B5.2	Measurement of fair value

Measurement of fair value requires the accounting estimates that affect the reported amounts of assets and liabilities at the date of the financial statements. The critical accounting estimates on the fair value of the financial instruments are highly dependent on a number of variables that reflect the economic environment and financial markets of the economies in which the Bank invests.

The Bank is required to use valuation techniques to determine the fair value. The Bank made judgments about the expected timing of future cash flows and the appropriate discount rate to apply. Detailed information is further disclosed in Note E.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B5.3	Structured entities consolidation

The Bank manages special funds, including the Project Preparation Special Fund (“PPSF” or “Project Preparation Special Fund”), the Special Fund Window for Less Developed Members (“Special Fund Window” or “SFW”), and the external special funds (together, the “Special Funds”). The external special funds are considered as special fund resources received by the Bank in its role as implementing entity of multilateral partnership facilities, which include Technical Partner of the Global Infrastructure Facility (the “GIF TP”), the Implementing Partner of the Finance Facility of the Multilateral Cooperation Center for Development Finance (the “MCDF IP”) and the Implementing Entity of the Pandemic Prevention, Preparedness and Response Trust Fund (the “PPR IE”) (the “External Special Funds”).

The Bank has made a judgment on whether or not, for accounting purposes, it is the principal or an agent, to assess whether the Bank controls the Special Funds and should consolidate them. The Bank identified the Special Funds assets as a “silo” when conducting its consolidation assessment. When performing this assessment, the Bank considered several factors including, among other things, the scope of its decision-making authority over the structured entities, the rights held by other parties, the remuneration to which it is entitled in accordance with the related agreements for the administration services and the Bank’s exposure to variability of returns from other interests that it holds in the structured entities. The Bank is not exposed to any significant variability in its returns and as such is deemed to not control the Special Funds. The Bank performs re-assessment periodically.

Detailed information about the unconsolidated structured entities is set out in Note C19.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C1	Interest income and expense

	For the year ended Dec. 31, 2023	For the year ended Dec. 31, 2022
Interest income
Loan investments (1)	1,223,688	437,438
Cash, cash equivalents, and deposits	462,906	175,460
Bond investments	183,881	71,027
Total interest income	1,870,475	683,925

Interest expense
Borrowings (2)	(794,208)	(333,335)
Lease	(23)	—

Total interest expense	(794,231)	(333,335)
Net interest income	1,076,244	350,590

(1)

Interest income for loan investments includes amortization of front-end fees, and other incremental and directly related costs in relation to loan origination that are an integral part of the effective interest rate of those loans.

(2)

Interest expense is accrued mainly based on the notional coupon rate. However, the Bank uses derivatives to manage interest rate and foreign currency risks, and hence, the actual borrowing cost for the Bank is swapped from fixed to floating rate. Please refer to Note C14 Derivatives for details.

C2	Net fee and commission income

	For the year ended Dec. 31, 2023	For the year ended Dec. 31, 2022
Loan and guarantee fees	35,805	38,442
PPSF and SFW administration fee (Note C20)	167	250
MCDF administration fee (1)	2,421	2,218
Implementing entity administration fee (2)	69	278
Others	—	14
Total fee and commission income	38,462	41,202

Cofinancing service fee	(4,939)	(4,987)
Total fee and commission expense	(4,939)	(4,987)

Net fee and commission income	33,523	36,215

(1)

According to the Governing Instrument of the Finance Facility of the Multilateral Cooperation Center for Development Finance (“MCDF Finance Facility”) and the agreement on the terms and conditions of service as the administrator of the MCDF Finance Facility, the Bank provides administrative and financial services to the MCDF Finance Facility, including hosting of the secretariat of the Multilateral Cooperation Center for Development Finance (“MCDF”). Therefore, the Bank charges an administration fee for the services provided as the administrator of the MCDF Finance Facility. The MCDF serves as a multilateral initiative to foster high-quality infrastructure and connectivity investments in developing countries.

(2)	Implementing entity refers to the Bank’s role as either implementing partner, technical partner, or another analogous role, in a multilateral partnership facility.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C3	Net gain on financial instruments measured at fair value through profit or loss

	For the year ended Dec. 31, 2023	For the year ended Dec. 31, 2022
Money Market Funds (Note C6)	74,778	16,885
Investments at fair value through profit or loss (Note C7)	781,120	17,694
Borrowings (Note C13)	(703,057)	1,677,858
Derivatives (Note C14):
- Borrowings associated	(164,161)	(1,750,024)
- Loan investments associated	40,708	84,320
- Treasury investment portfolio and bond investments associated	133,421	137,985
Total	162,809	184,718

C4	Impairment provision

	For the year ended Dec. 31, 2023	For the year ended Dec. 31, 2022
Impairment provision
- Loan investments (Note C8)	(13,209)	111,661
- Bond investments (Note C9)	2,054	8,405
- Guarantees	860	—
Total impairment provision	(10,295)	120,066

C5	General and administrative expenses

	For the year ended Dec. 31, 2023	For the year ended Dec. 31, 2022
Staff costs (1)	117,515	100,439
Professional service expenses	37,537	30,109
IT services	23,452	20,986
Facilities and administration expenses	17,915	16,750
Travel expenses	13,975	5,087
Issuance cost for borrowings	9,169	5,598
Annual audit fee	1,060	1,060
Others	13,046	8,137
Total general and administrative expenses	233,669	188,166

(1)	Staff costs

	For the year ended Dec. 31, 2023	For the year ended Dec. 31, 2022
Short-term employee benefits	100,225	85,777
Defined contribution plans	15,845	13,411
Others	1,445	1,251
Total	117,515	100,439

Refer to Note C20 for details of key management remuneration.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C6	Cash, cash equivalents, and deposits with banks

	Dec. 31, 2023	Dec. 31, 2022
Cash	—	—
Deposits with banks
- Demand deposits (1)	60,308	106,253
- Term deposits with initial maturity of three months or less	628,728	1,690,454
Money Market Funds (2)	1,150,086	1,280,649
Total cash and cash equivalents	1,839,122	3,077,356
Add: term deposits with initial maturity more than three months (3)	3,108,817	6,669,005
Total cash, cash equivalents, and deposits with banks	4,947,939	9,746,361

(1)	USD37.84 million of demand deposits is segregated for the externally managed portfolios (Dec. 31, 2022: USD73.15 million).
(2)	Money Market Funds

	For the year ended Dec. 31, 2023	For the year ended Dec. 31, 2022
As at beginning of year	1,280,649	1,710,022
Additions	18,189,374	13,402,000
Disposals	(18,394,715)	(13,848,258)
Fair value gain, net	74,778	16,885
Total Money Market Funds	1,150,086	1,280,649

Money Market Funds (“MMFs”) are rated triple-A equivalent and invest in a diversified portfolio of short-term high-quality assets. The objective of the investment is only to meet short-term cash commitments. The MMFs are subject to an insignificant risk of changes in value, with daily liquidity and an investment return comparable to normal USD denominated money market interest rates. The MMFs are exposed to credit, market and liquidity risks, and are measured at fair value.

(3)

Term deposits with initial maturity more than three months have maturities up to 24 months. As at Dec. 31, 2023, USD3.11 billion of term deposits have remaining maturity within 12 months (Dec. 31, 2022: USD6.67 billion).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Investments at fair value through profit or loss

	For the year ended Dec. 31, 2023	For the year ended Dec. 31, 2022

As at beginning of year	12,701,947	10,565,949
Additions, net	3,127,649	2,174,149
Return of capital contributions	(33,857)	(55,845)
Net gain of investments	781,120	17,694
Total investments at fair value through profit or loss	16,576,859	12,701,947

Analysis of investments at fair value through profit or loss:

	Dec. 31, 2023	Dec. 31, 2022

External Managers Program (a)	4,267,303	4,020,106
Bond investments (b)	8,088,954	5,738,255
Certificates of deposit and commercial papers (c)	3,056,432	2,114,223
Investment operations fixed income portfolio (d)	242,553	220,451
Investment in funds, trust and others (e)	921,617	608,912
Total investments at fair value through profit or loss	16,576,859	12,701,947

(a)

The Bank has engaged external asset managers to invest in portfolios of high credit quality securities (the “External Managers Program”). The portfolios are fair value measured and securities are eligible for sale.

(b)

The Bank invests in bond securities of high credit quality, which are mostly actively managed within treasury investment portfolio. The bond investments are measured at fair value through profit or loss. Separately, the Bank also invests in securities for infrastructure and development purposes in its investment operations portfolio.

(c)

The Bank invests in certificates of deposit and commercial papers which are actively managed within treasury investment portfolio and measured at fair value through profit or loss. The certificates of deposit and commercial papers are of high credit quality.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Investments at fair value through profit or loss (Continued)

(d)

The Bank has engaged an external asset manager to invest in a fixed-income portfolio. The objective of this portfolio is to develop the climate bond markets in Asia, composing of labeled green bonds and unlabeled climate-aligned bonds. The investment strategy targets climate bond issuers who rate high on the evaluation of three dimensions related to the Paris Agreement: (a) climate mitigation, (b) climate adaptation and (c) contribution to the transition to a low carbon, climate resilient economy.

(e)

The Bank invests in limited partnership funds (“LP Funds”), trust and others. LP Funds are managed by the general partners, who manage all investments on behalf of the limited partners. The Bank, along with other investors, has entered into the LP Funds as a limited partner with a total remaining capital commitment amount of USD1,133.75 million as of Dec. 31, 2023 (Dec. 31, 2022: USD825.70 million), which will be drawn down over the commitment period of the LP Funds, based on drawdown notices issued by the general partners.

The investment in funds, trust and others do not have an expected maturity date within twelve months.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Loan investments, loan commitments and related ECL allowance

Loan investments	Dec. 31, 2023	Dec. 31, 2022

Gross carrying amount	22,250,589	17,935,092
ECL allowance	(281,207)	(293,161)
Net carrying amount	21,969,382	17,641,931

Loan investments are carried at amortized cost. At initial recognition, loan investments are measured at fair value using the assumptions market participants of either sovereign-backed or nonsovereign-backed projects would use when pricing the loan assets. The market where the Bank enters into such transactions is considered to be the principal market. The transaction price normally represents the fair value of loans at their initial recognition.

All sovereign-backed loans to eligible members are subject to the same pricing, taking into account the “preferred creditor status” and other terms giving the Bank rights more favorable than those available to commercial creditors. The Bank applies commercial pricing practices to nonsovereign-backed loans. The Bank has no intention to sell sovereign-backed loans, nor does it believe there is a secondary market for such loans.

The Bank began offering variable spread loans in 2019 where the lending rate consists of a variable reference rate and a variable spread. The variable spread consists of a fixed contractual lending spread and maturity premium along with a variable borrowing cost margin. The reference rate and the borrowing cost margin are determined at each interest rate reset date and are applicable for the following six months. The borrowing cost margin is based on the cost of the underlying funding for these loans at the time of the reset. As at Dec. 31, 2023, USD14,039.2 million of the total carrying amount of the Bank’s loans are variable spread loans (Dec. 31, 2022: USD10,887.26 million).

As at Dec. 31, 2023, USD1,537.5 million of the total carrying amount matures within 12 months (Dec. 31, 2022: USD618.65 million).

The following table sets out overall information about the credit quality of loan investments and loan commitments issued for effective contracts as at Dec. 31, 2023. The gross amounts of loans are net of the transaction costs and fees that are capitalized through the effective interest method, or EIR method.

	Dec. 31, 2023	Dec. 31, 2022

Loan investments, gross carrying amount	22,250,589	17,935,092
Loan commitments	11,959,440	13,039,033
	34,210,029	30,974,125
Total ECL allowance (a)	(281,227)	(294,436)
	33,928,802	30,679,689

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Loan investments, loan commitments and related ECL allowance (Continued)

During the year ended Dec. 31, 2023, new loan investments and loan commitments with an amount of USD4,546.07 million, including sovereign-backed loans of USD3,795.74 million, with ratings ranging from 2 to 10 (Note D3), and nonsovereign-backed loans of USD750.33 million, with ratings ranging from 2 to 10, have become effective and are included in the assessment of ECL at Dec. 31, 2023 (Dec. 31, 2022: USD8,785.11 million, including sovereign-backed loans of USD8,244.12 million, rating ranged from 1a to 10, and nonsovereign-backed loans of USD540.99 million, rating ranged from 1b to 9).

(a)	As at Dec. 31, 2023, the total ECL allowance related to loan commitments is USD0.02 million (Dec. 31, 2022: USD1.28 million), and is presented as a provision in Note C15.

For the year ended Dec. 31, 2023, the impairment provision released on loan investments and loan commitments was USD13.21 million (for the year ended Dec. 31, 2022: impairment charge of USD111.66 million), as disclosed in Note C4.

C9	Bond investments at amortized cost

Bond investments	Dec. 31, 2023	Dec. 31, 2022

Externally managed fixed-income portfolio (a)	450,047	2,000,504
Internally managed fixed-income portfolio (b)	7,119,718	2,019,748
Investment operations bond portfolios (c)	711,583	557,855
Gross carrying amount	8,281,348	4,578,107
ECL allowance	(14,983)	(12,929)
Net carrying amount	8,266,365	4,565,178

(a)

The Bank engaged an external asset manager to invest in a portfolio of high credit quality securities. The portfolio adopts a hold-to-maturity business strategy. The bonds are initially recognized at fair value and subsequently measured at amortized cost.

(b)

The Bank has an internally managed portfolio of high credit quality bonds. The portfolio adopts a hold-to-maturity business strategy. The bonds are initially recognized at fair value and subsequently measured at amortized cost. In 2023, the portfolio has grown substantially through new bond investments, and securities transferred from the externally managed portfolio to the internally managed portfolio.

(c)

The Bank has invested in a fixed income bond investment portfolio which comprises Asian infrastructure-related bonds and other bond investments through private placements. The bonds are initially recognized at fair value and subsequently measured at amortized cost.

As at Dec. 31, 2023, the gross carrying amount of investment grade bonds with credit ratings ranging from 1a to 4 is USD7,973.80 million (Dec. 31, 2022: USD4,358.43 million) and noninvestment grade bonds with credit ratings ranging from 5 to 12 is USD307.55 million (Dec. 31, 2022: USD219.68 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C9	Bond investments at amortized cost (Continued)

For the year ended Dec. 31, 2023, USD4.49 million investment loss was recognized as a result of disposal of certain bonds in the portfolios (for the year ended Dec. 31, 2022: USD14.96 million).

Bond investments at amortized cost are subject to credit losses estimated by applying an ECL model, assessed on a forward-looking basis. As at Dec. 31, 2023, ECL allowances of USD14.47 million and USD0.51 million have been provided respectively to bonds in investment operations and treasury investment portfolio (Dec. 31, 2022: USD12.93 million in investment operations).

As at Dec. 31, 2023, USD3,045.95 million of the gross carrying amount matures within 12 months (Dec. 31, 2022: USD12.59 million).

C10	Investment in associate

The Bank subscribed for a 30% economic interest in a private company incorporated in Singapore and limited by shares. The purpose of the investee is to acquire and securitize infrastructure loans.

For the year ended Dec. 31, 2023, the associate recognized a profit of USD12.1 million (for the year ended Dec. 31, 2022: profit of USD6.1 million). The Bank has recorded a net profit of USD3.6 million following the equity method (for the year ended Dec. 31, 2022: net profit of USD1.8 million).

	For the year ended Dec. 31, 2023	For the year ended Dec. 31, 2022

As at beginning of year	49,176	33,842
Additions	6,000	13,500
Share of gain for the year	3,623	1,834
Total investment in associate	58,799	49,176

C11	Paid-in capital receivables

According to the AOA, payments for paid-in capital (refer to Note C16) are due in five installments, with the exception of members considered as less developed countries, who may pay in ten installments. Paid-in capital receivables represent amounts due from members in respect of paid-in capital. These amounts are initially recognized at fair value and subsequently measured at amortized cost. The fair value discount is accreted through income using the effective interest method. For the year ended Dec. 31, 2023, none of discount (for the year ended Dec. 31, 2022: USD1.16 million) has been debited to the reserve. An amount of USD1.27 million (2022: USD2.36 million) has been accreted through income in the current year.

As at Dec. 31, 2023, overdue contractual undiscounted paid-in capital receivables amounted to USD215.51 million (Dec. 31, 2022: USD214.06 million) (Note C16) are not considered impaired. Of this amount, USD13.21 million has been collected by the date of signing of the financial statements for the year ended Dec. 31, 2023.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C11	Paid-in capital receivables (Continued)

As at Dec. 31, 2023, USD248.03 million (Dec. 31, 2022: USD258.96 million) of the paid-in capital balance is due within 12 months.

	For the year ended Dec. 31, 2023	For the year ended Dec. 31, 2022

As at beginning of year	304,862	303,695
Paid-in capital receivables originated	12,500	36,737
Contributions received	(55,999)	(36,727)
Transfer from prepaid paid-in capital to contribution	—	(1,200)
Accretion to profit or loss	1,274	2,357
Total paid-in capital receivables	262,637	304,862

C12	Other assets

	Dec. 31, 2023	Dec. 31, 2022

Cash collateral receivable (Note C14)	1,055,823	1,872,002
Receivable for unsettled trades	16,552	29,790
Prepayments	6,604	6,008
Receivable for Special Funds and MCDF administration fees	2,459	2,218
Guarantee fee receivables	254	—
Others	1,277	1,229
Total other assets	1,082,969	1,911,247

C13	Borrowings

	Dec. 31, 2023	Dec. 31, 2022

i) Borrowings carried at fair value

SEC-registered notes (a)	17,757,327	16,135,993
Global Medium-Term Notes (b)	8,779,237	5,411,566
Australian Dollar and New Zealand Dollar Bonds	1,003,122	964,221
RMB Denominated Panda Bond	794,341	656,531
Total borrowings at fair value	28,334,027	23,168,311

	Dec. 31, 2023	Dec. 31, 2022

ii) Borrowings carried at amortized cost

Global Medium-Term Notes (b)	1,262,747	1,208,555
Euro Commercial Papers	832,047	—
Other bond issuance	99,310	98,862
Total borrowings at amortized cost	2,194,104	1,307,417
Total borrowings	30,528,131	24,475,728

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Borrowings (Continued)

(a)	The following table sets out the details of the SEC-registered notes that were outstanding as at Dec. 31, 2023.

(in USD million)
Date of issuance	Notional amount	Outstanding amount	Coupon (per annum)	Maturity date

May 16, 2019	2,500	2,474	2.25%	May 16, 2024
May 28, 2020	3,000	2,822	0.50%	May 28, 2025
Jan. 27, 2021	3,000	2,769	0.50%	Jan. 27, 2026
Sep. 16, 2021	2,500	2,403	0.50%	Oct. 30, 2024
June 29, 2022	1,250	1,223	3.375%	June 29, 2025
Sep. 14, 2022	2,000	1,989	3.75%	Sep. 14, 2027
Jan. 18, 2023	2,000	2,021	4.00%	Jan. 18, 2028
Sep. 14, 2023	2,000	2,056	4.875%	Sep. 14, 2026
Total	18,250	17,757

(b)	The following table sets out the details of the outstanding amount under the Global Medium Term Note programme measured at amortized cost and fair value through profit or loss by denominated currency.

GMTNs in denominated currency	Dec. 31, 2023	Dec. 31, 2022

GBP	3,138,279	1,658,573
EUR	1,892,423	148,882
USD	1,884,605	2,009,786
CNY	876,220	1,217,128
HKD	768,246	297,478
TRY	482,371	441,646
INR	267,864	188,796
CHF	251,756	—
Others	480,220	657,832
Total	10,041,984	6,620,121

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Borrowings (Continued)

Borrowings that are paired with swaps are designated as financial liabilities at fair value through profit or loss, in order to significantly reduce accounting mismatches that would have otherwise arisen if the borrowings were carried at amortized cost while the related swaps are carried at fair value. Interest from borrowings was calculated based on outstanding balances of the borrowings and coupon rates and presented as interest expense in the Statement of Comprehensive Income.

Floating rate notes and ECP are carried at amortized cost with interest expenses recognized under effective interest rate method.

The fair value changes for financial liabilities that are designated as at fair value through profit or loss, that is attributable to changes in the Bank’s own credit risk, are recognized in other comprehensive income in accordance with the requirements of IFRS 9. Fair value movements attributable to changes in the Bank’s own credit risk are determined using the mark-to-market approach by applying an observable own credit spread curve to the Bank’s exposure at the reporting date.

For the year ended Dec. 31, 2023, the fair value loss attributable to changes in the Bank’s own credit risk included in the other comprehensive income amounted to USD61.29 million (for the year ended Dec. 31, 2022: fair value gain of USD71.17 million). As of Dec. 31, 2023, USD3.89 million of cumulative unrealized loss on fair-valued borrowings was reversed from the other comprehensive income at the derecognition (Dec. 31, 2022, USD5.18 million of cumulative unrealized loss).

The following table sets out information about changes in liabilities arising from borrowing activities, including changes arising from cash flows and non-cash changes.

	For the year ended Dec. 31, 2023	For the year ended Dec. 31, 2022

As at beginning of year	24,475,728	19,267,851
Changes arising from cash flows
- Proceeds from borrowings, net	13,184,003	7,248,788
- Repayment of borrowings	(8,111,728)	(387,574)
- Interest payments	(583,347)	(235,063)
- Issuance cost for borrowings	9,169	5,598
Non-cash changes
- Accrued interest	789,961	325,156
- Changes in fair values included in the other comprehensive income	61,288	(71,170)
- Changes in fair values included in profit or loss (Note C3)	703,057	(1,677,858)
Total borrowings	30,528,131	24,475,728

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Derivatives

As at Dec. 31, 2023, the Bank has entered into several interest rate swap, foreign exchange forward and cross currency swap contracts. The Bank makes use of derivatives primarily to hedge the Bank’s borrowings, so as to convert issuance proceeds into the currency and interest rate structure sought by the Bank. The Bank also uses derivatives to manage the net interest rate and foreign exchange risks arising from its financial assets including, but not limited to, loans, certificates of deposit and bond investments.

Derivative contracts are financial instruments valued at each reporting date using valuation techniques that consider observable market data such as yield curves, interest rates, and foreign currency rates. Net interest paid or received on these derivative contracts is included within the net gain on financial instruments.

The following table sets out the contractual notional amounts and fair values of the derivatives as at Dec. 31, 2023 and Dec. 31, 2022. The payments under each of the derivative contracts are subject to enforceable master netting arrangements.

	As at Dec. 31, 2023
	Contractual notional	Fair value
	amount	Assets	Liabilities
Derivatives
Interest rate swaps	29,459,077	179,681	717,607
Cross currency swaps	15,127,846	436,303	823,460
FX forwards	2,334,500	258	40,959
Total derivatives	46,921,423	616,242	1,582,026

	As at Dec. 31, 2022
	Contractual notional	Fair value
	amount	Assets	Liabilities
Derivatives
Interest rate swaps	32,374,705	198,691	1,193,693
Cross currency swaps	10,571,179	278,778	1,008,593
FX forwards	1,189,853	—	84,378
Total derivatives	44,135,737	477,469	2,286,664

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Derivatives (Continued)

The table below presents the undiscounted cash flows in/(out) of the derivatives the Bank has entered into as at Dec. 31, 2023 and Dec. 31, 2022.

			As at Dec. 31, 2023
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Derivatives
Interest rate swaps	(43,831)	(95,858)	(367,008)	(42,899)	1,933	(547,663)
Gross settling cross currency swaps - inflow	64,112	950,949	2,179,876	12,287,630	1,848,326	17,330,893
Gross settling cross currency swaps - outflow	(92,825)	(1,018,177)	(2,233,970)	(12,431,559)	(1,579,160)	(17,355,691)
Gross settling FX forwards - inflow	646,370	686,993	610,938	390,113	—	2,334,414
Gross settling FX forwards - outflow	(663,649)	(696,344)	(606,812)	(376,581)	—	(2,343,386)
Total derivatives	(89,823)	(172,437)	(416,976)	(173,296)	271,099	(581,433)

			As at Dec. 31, 2022
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Derivatives
Interest rate swaps	(63,188)	(101,881)	(371,607)	(506,796)	4,638	(1,038,834)
Gross settling cross currency swaps - inflow	258,023	62,412	3,330,754	6,762,364	590,245	11,003,798
Gross settling cross currency swaps - outflow	(256,015)	(84,848)	(3,395,789)	(7,299,287)	(589,471)	(11,625,410)
Gross settling FX forwards - inflow	499,779	690,074	—	—	—	1,189,853
Gross settling FX forwards - outflow	(542,180)	(728,402)	—	—	—	(1,270,582)
Total derivatives	(103,581)	(162,645)	(436,642)	(1,043,719)	5,412	(1,741,175)

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Derivatives (Continued)

The Bank requires collateral in the form of cash against the exposures to derivative counterparties. The Bank records cash collateral in respect of the interest rate swaps and cross currency swaps based on the fair value of the swaps. This amount is presented separately in the Bank’s Statement of Financial Position as the cash flows are not applied towards the settlement of net interest payments. The collateral would only be applied against amounts due in the event that some or all the corresponding swaps are terminated early, including, but not limited to, as a result of a default by the relevant counterparty. As at Dec. 31, 2023, the Bank has received cash collateral of USD101.99 million (Note C15) (Dec. 31, 2022: USD112.23 million) from the swap counterparties, and has paid cash collateral of USD1,055.82 million (Note C12) (Dec. 31, 2022: USD1,872.00 million) to the swap counterparties.

Due to the collateral arrangements in the Bank’s derivatives contracts, the counterparty valuation adjustment (“CVA”) and debt valuation adjustment (“DVA”) do not have a material impact on the derivative valuations as at Dec. 31, 2023 and Dec. 31, 2022.

As at Dec. 31, 2023, the Bank makes use of derivatives with notional amount of USD33,178.70 million to hedge the borrowings with carrying amount of USD28,334.03 million. The Bank enters into derivatives with notional amount of USD3,501.75 million to hedge loans with carrying amount of USD3,424.72 million. The Bank makes use of derivatives with notional amount of USD575.60 million to hedge bonds in investment operations with carrying amount of USD598.59 million. Derivatives with notional amount of USD9,665.37 million are used to hedge financial instruments in treasury investment portfolio. The Bank’s risk exposures have been well hedged. Therefore, the profit and loss are effectively managed on a net basis.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C15	Other liabilities

	Dec. 31, 2023	Dec. 31, 2022

Cash collateral payable (Note C14)	101,994	112,231
Payable and advance receipt for unsettled trades	49,328	—
Deferred interest (Note C20)	34,855	34,495
Accrued expenses	28,758	24,001
Staff costs payable	8,837	8,617
Financial guarantee liabilities	4,681	—
Payable to Special Fund Window relating to project cancellation (C20)	4,140	—
Lease liability	898	—
Deferred administration fee (Note C20)	170	300
Loan provision—ECL allowance (Note C8)	20	1,275
Others	78	212
Total other liabilities	233,759	181,131

C16	Share capital

	Dec. 31, 2023	Dec. 31, 2022
Authorized capital	100,000,000	100,000,000
– Allocated
- Subscribed	97,027,300	96,964,700
- Unsubscribed	984,200	1,621,800
– Unallocated	1,988,500	1,413,500
Total authorized capital	100,000,000	100,000,000
Subscribed capital	97,027,300	96,964,700
Less: callable capital	(77,621,900)	(77,571,800)
Paid-in capital	19,405,400	19,392,900
Paid-in capital comprises:
– amounts received	19,141,769	19,085,770
– amounts due but not yet received	215,512	214,062
– amounts not yet due	48,119	93,068
Total paid-in capital	19,405,400	19,392,900

In accordance with Articles 4 and 5 of the AOA, the initial authorized capital stock of the Bank is USD100 billion, divided into 1,000,000 shares, which shall be available for subscription only by members.

The original authorized capital stock is divided into paid-in shares and callable shares, with paid-in shares having an aggregate par value of USD20 billion and callable shares having an aggregate par value of USD80 billion.

Payment of the amount subscribed to the callable capital stock of the Bank shall be subject to call only as and when required by the Bank to meet its liabilities. Calls on unpaid subscriptions shall be uniform in percentage on all callable shares.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C16	Share capital (Continued)

In accordance with Article 37 of the AOA, any member may withdraw from the Bank at any time by delivering a notice in writing to the Bank at its principal office. A withdrawing member remains liable for all direct and contingent obligations to the Bank to which it was subject at the date of delivery of the withdrawal notice. At the time a country ceases to be a member, the Bank shall arrange for the repurchase of such country’s shares by the Bank as a part of the settlement of accounts with such country.

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital

Afghanistan	866	86,600	69,300	17,300
Algeria	50	5,000	4,000	1,000
Argentina	50	5,000	4,000	1,000
Australia	36,912	3,691,200	2,953,000	738,200
Austria	5,008	500,800	400,600	100,200
Azerbaijan	2,541	254,100	203,300	50,800
Bahrain	1,036	103,600	82,900	20,700
Bangladesh	6,605	660,500	528,400	132,100
Belarus	641	64,100	51,300	12,800
Belgium	2,846	284,600	227,700	56,900
Benin	50	5,000	4,000	1,000
Brazil	50	5,000	4,000	1,000
Brunei Darussalam	524	52,400	41,900	10,500
Cambodia	623	62,300	49,800	12,500
Canada	9,954	995,400	796,300	199,100
Chile	100	10,000	8,000	2,000
China	297,804	29,780,400	23,824,300	5,956,100
Cook Islands	5	500	400	100
Côte d’Ivoire	50	5,000	4,000	1,000
Croatia	50	5,000	4,000	1,000
Cyprus	200	20,000	16,000	4,000
Denmark	3,695	369,500	295,600	73,900
Ecuador	50	5,000	4,000	1,000
Egypt	6,505	650,500	520,400	130,100
Ethiopia	458	45,800	36,600	9,200
Fiji	125	12,500	10,000	2,500
Finland	3,103	310,300	248,200	62,100
France	33,756	3,375,600	2,700,500	675,100
Georgia	539	53,900	43,100	10,800
Germany	44,842	4,484,200	3,587,400	896,800
Ghana	50	5,000	4,000	1,000
Greece	100	10,000	8,000	2,000
Guinea	50	5,000	4,000	1,000
Hong Kong, China	7,651	765,100	612,100	153,000
Hungary	1,000	100,000	80,000	20,000
Iceland	176	17,600	14,100	3,500
India	83,673	8,367,300	6,693,800	1,673,500
Indonesia	33,607	3,360,700	2,688,600	672,100
Iran	15,808	1,580,800	1,264,600	316,200
Iraq	250	25,000	20,000	5,000
Ireland	1,313	131,300	105,000	26,300
Israel	7,499	749,900	599,900	150,000
Italy	25,718	2,571,800	2,057,400	514,400
Jordan	1,192	119,200	95,400	23,800

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C16	Share capital (Continued)

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital

Kazakhstan	7,293	729,300	583,400	145,900
Korea	37,387	3,738,700	2,991,000	747,700
Kyrgyz Republic	268	26,800	21,400	5,400
Lao PDR	430	43,000	34,400	8,600
Liberia	50	5,000	4,000	1,000
Libya	526	52,600	42,100	10,500
Luxembourg	697	69,700	55,800	13,900
Madagascar	50	5,000	4,000	1,000
Malaysia	1,095	109,500	87,600	21,900
Maldives	72	7,200	5,800	1,400
Malta	136	13,600	10,900	2,700
Mongolia	411	41,100	32,900	8,200
Morocco	50	5,000	4,000	1,000
Myanmar	2,645	264,500	211,600	52,900
Nepal	809	80,900	64,700	16,200
Netherlands	10,313	1,031,300	825,000	206,300
New Zealand	4,615	461,500	369,200	92,300
Norway	5,506	550,600	440,500	110,100
Oman	2,592	259,200	207,400	51,800
Pakistan	10,341	1,034,100	827,300	206,800
Peru	1,546	154,600	123,700	30,900
Philippines	9,791	979,100	783,300	195,800
Poland	8,318	831,800	665,400	166,400
Portugal	650	65,000	52,000	13,000
Qatar	6,044	604,400	483,500	120,900
Romania	1,530	153,000	122,400	30,600
Russia	65,362	6,536,200	5,229,000	1,307,200
Rwanda	50	5,000	4,000	1,000
Samoa	21	2,100	1,700	400
Saudi Arabia	25,446	2,544,600	2,035,700	508,900
Serbia	50	5,000	4,000	1,000
Singapore	2,500	250,000	200,000	50,000
South Africa	50	5,000	4,000	1,000
Spain	17,615	1,761,500	1,409,200	352,300
Sri Lanka	2,690	269,000	215,200	53,800
Sudan	590	59,000	47,200	11,800
Sweden	6,300	630,000	504,000	126,000
Switzerland	7,064	706,400	565,100	141,300
Tajikistan	309	30,900	24,700	6,200
Thailand	14,275	1,427,500	1,142,000	285,500
Timor-Leste	160	16,000	12,800	3,200
Togo	50	5,000	4,000	1,000
Tonga	12	1,200	1,000	200
Tunisia	50	5,000	4,000	1,000
Türkiye	26,099	2,609,900	2,087,900	522,000
United Arab Emirates	11,857	1,185,700	948,600	237,100
United Kingdom	30,547	3,054,700	2,443,800	610,900
Uruguay	50	5,000	4,000	1,000
Uzbekistan	2,198	219,800	175,800	44,000
Vanuatu	5	500	400	100
Viet Nam	6,633	663,300	530,600	132,700
Total	970,273	97,027,300	77,621,900	19,405,400

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C17	Reserves

Based on Article 18.1 of the AOA, the Board of Governors shall determine at least annually what part of the net income of the Bank shall be allocated, after making provision for reserves, to retained earnings or other purposes and what part, if any, shall be distributed to the members.

C18	Distribution

Retained earnings as at Dec. 31, 2023 are USD2,096.19 million (Dec. 31, 2022: USD1,065.55 million). For the year ended Dec. 31, 2023, USD1.27 million (for the year ended Dec. 31, 2022: USD2.36 million) of retained earnings has been transferred to the reserve for accretion of the paid-in capital receivables.

No dividends were declared during the reporting period.

C19	Unconsolidated structured entities

Special Funds established and administered by the Bank based on Article 17.1 of the AOA are unconsolidated structured entities for accounting purposes. Consistent with Article 10 of the Bank’s AOA, the resources of the Special Funds shall at all times and in all respects be held, used, committed, invested or otherwise disposed of entirely separately from the Bank’s ordinary resources.

The Project Preparation Special Fund

The objective of the Project Preparation Special Fund is to support and facilitate preparatory activities during the preparation and early implementation of projects, on a grant basis, for the benefit of one or more members of the Bank that, at the time when the decision to extend the grant is made by the Bank, are classified as recipients of financing from the International Development Association (“IDA”), and other members of the Bank with substantial development needs and capacity constraints.

The resources of the Project Preparation Special Fund consist of: (a) amounts accepted from any member of the Bank, any of its political or administrative sub-divisions, or any entity under the control of the member or such sub-divisions or any other country, entity or person approved by the President may become a contributor to the Special Funds; (b) income derived from investment of the resources of the Special Funds; and (c) funds reimbursed to the Special Funds, if any.

The full cost of administering the Project Preparation Special Fund is charged to the Project Preparation Special Fund. The Bank charges an administration fee equal to 1% of any contribution, and the Project Preparation Special Fund bears all expenses appertaining directly to operations financed from the resources of the Project Preparation Special Fund.

As at Dec. 31, 2023, the Project Preparation Special Fund has aggregate contributions received amounted to USD128 million (Dec. 31, 2022: USD128 million). For the year ended Dec. 31, 2023, fees recognized as income amounted to USD0.13 million (for the year ended Dec. 31, 2022: USD0.25 million) (Note C2). As at Dec. 31, 2023, deferred administration fees recognized as other liabilities amounted to USD0.17 million (Dec. 31, 2022: USD0.30 million) (Note C15).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Unconsolidated structured entities (Continued)

The Special Fund Window for Less Developed Members

The Special Fund Window provides interest rate buy-down to eligible sovereign-backed financing aligned with AIIB’s Corporate Strategy in eligible members according to the approved Rules and Regulations. The Special Fund Window was funded by the amounts transferred by the Bank from its Project Preparation Special Fund.

For the year ended Dec. 31, 2023, fees recognized as income amounted to USD0.04 million (for the year ended Dec. 31, 2022: none) (Note C2). As at Dec. 31, 2023, administration fee receivable amounted to USD0.04 million (Dec. 31, 2022: none). The interest rate buy-down balance for eligible sovereign-backed loans from Special Fund Window amounted to USD34.86 million (Dec. 31, 2022: USD34.50 million) (Note C15). As of Dec. 31, 2023, an amount of USD4.14 million (Dec. 31, 2022: none) was payable to Special Fund Window due to a partial cancellation of loan commitment.

AIIB External Special Funds

Special Fund resources received by AIIB in its role as implementing entity of multilateral partnership facilities are considered as AIIB External Special Funds collectively. AIIB became the Global Infrastructure Facility Technical Partner (“GIF TP”) on June 23, 2021 after executing the Financial Procedures Agreement; the MCDF Implementing Partner (“MCDF IP”) on Aug. 9, 2021 after executing the Implementing Partner Agreement; and the Pandemic Prevention, Preparedness and Response Trust Fund Implementing Entity (“PPR IE”) on Feb. 10, 2023 after executing the Financial Procedures Agreement. Resources from the multilateral partnership facilities are administrated in separate External Special Funds.

The Bank is not obliged to provide financial support to the Special Funds.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions

Parties are generally considered to be related if the parties are under common control, or one party has the ability to control the other party or can exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely to the legal form.

Major outstanding balances with related parties are as follows:

	Dec. 31, 2023		Dec. 31, 2022
	PRC related entities	Other related parties	PRC related entities	Other related parties
Loan investments	1,508,033	—	1,175,621	—
LP Fund	67,830	—	58,121	—
Equity and bond investment in associate	—	205,043	—	162,850
Other assets	—	37	—	—
Other liabilities	—	39,165	—	34,795

The income and expense items affected by transactions with related parties are as follows:

	For the year ended Dec. 31, 2023		For the year ended Dec. 31, 2022
	PRC related entities	Other related parties	PRC related entities	Other related parties
Income from loan investments	77,825	—	29,341	—
Net gain on LP Fund	7,612	—	4,175	—
Net gain on equity and bond investment in associate	—	14,553	—	1,367
Income from PPSF and SFW (Administration Fee)	—	167	—	250

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions (Continued)

Shareholder with significant influence

The Bank considers PRC as the member that has a significant influence over the Bank’s financial and operating policies through its ability to exercise its voting powers in the Board. As of Dec. 31, 2023, the Government of the PRC (the “Government”) owned approximately 30.69% of the paid-in capital of the Bank (Dec. 31, 2022: approximately 30.71%).

The Bank enters into transactions with enterprises ultimately controlled by the Government (State-owned Entities), including but not limited to, lending, bond investments, equity and fund investments, deposits and interbank placements, goods and services.

The Bank considers the transactions with PRC state-owned entities are activities conducted in the ordinary course of business, and the dealings of the Bank have not been significantly or unduly affected by the fact that these entities are ultimately controlled by the Government.

Significant transactions with the PRC related entities are as follows:

(1)	Loan investments

The Bank has loan facilities to nonsovereign borrowers that are ultimately controlled by State-owned Entities with a total outstanding balance of USD229.94 million as at Dec. 31, 2023. The Bank entered into the agreement with the borrowers in the ordinary course of business under normal commercial terms and at market rates.

The Bank has sovereign-backed facilities to PRC with a total outstanding balance of USD1,278.09 million equivalent as of Dec. 31, 2023. The Bank’s standard interest rate for sovereign-backed loans has been applied. PRC sovereign-backed loans and nonsovereign-backed loan on USD LIBOR have been transitioned to SOFR.

(2)	LP Fund

In July 2019, the Bank approved a USD75 million investment into a limited partnership fund organized under the laws of Hong Kong, China and subscribed to an interest therein in November 2019. In addition to the Bank, the Government and other entities related therewith are also limited partners of the Fund. The Bank will not take part in the management of the Fund. As at Dec. 31, 2023, the fair value of the Bank’s interest in the Fund is USD67.83 million (Dec. 31, 2022: USD58.12 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions (Continued)

Transactions with other related parties are as follows:

(1)	Equity and bond investment in associate

In April 2020, the Bank subscribed for USD54 million in an associate. The terms of the preference shares provide the Bank with 30% voting power over the financial and operating decisions of the investee’s governing body (Note C10). As at Dec. 31, 2023, the Bank holds USD146.2 million of infrastructure asset-backed securities issued by the associate (Note C7).

(2)	Transactions with Special Funds

As at Dec. 31, 2023, other assets include a receivable from Special Fund Window for the administration fee of USD0.04 million (Dec. 31, 2022: none).

As at Dec. 31, 2023, other liabilities relate to the Project Preparation Special Fund deferred administration fee of USD0.17 million (Dec. 31, 2022: USD0.3 million), the interest rate buy-down balance of USD34.86 million from Special Fund Window (Dec. 31, 2022: USD34.50 million), and a payable amount of USD4.14 million (Dec. 31, 2022: none) to Special Fund Window due to a partial cancellation of loan commitment. (Note C19).

Key management personnel

Key management personnel are those persons who have the authority and responsibility to plan, direct, and control the activities of the Bank. Key management personnel of the Bank is defined as the members of the Bank’s Executive Committee, that is, in accordance with the Terms of Reference of the Executive Committee dated Jan. 5, 2022, the President, the Vice Presidents, the General Counsel, the Chief Risk Officer, the Chief Financial Officer and the Chief Economist.

For the year ended Dec. 31, 2023 and the year ended Dec. 31, 2022, the Bank has no material transactions with key management personnel.

The compensation of key management personnel during the year comprises short-term employee benefits of USD4.18 million (for the year ended Dec. 31, 2022: USD4.15 million) and defined contribution plans of USD0.84 million (for the year ended Dec. 31, 2022: USD0.83 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions (Continued)

Use of office building

In accordance with Article 5 of the Headquarters Agreement, Government will provide a permanent office building (“Permanent Premises”) and temporary office accommodation to the Bank, free of charge. The Permanent Premises and temporary office accommodation are provided to the Bank for the purposes of carrying out its Official Activities, as defined in Article 1(k) of the Headquarters Agreement. The Bank does not have legal ownership of the Permanent Premises. Please refer to Headquarters Agreement disclosed on public domain of AIIB website.

The provision of the Permanent Premises and temporary office accommodation is not subject to any consideration payable by the Bank, or any conditions relating to the Bank’s lending or investing activities. The Bank, however, remains responsible for the management of the Premises and/or for the associated costs, including that of utilities and services.

On June 1, 2020, the Bank officially moved to the Permanent Premises. The temporary office was returned to the Government on June 5, 2020.

The Permanent Premises of the Bank are located at Towers A and B, Asia Financial Center, No.1 Tianchen East Road, Chaoyang District, Beijing 100101 and, as of the reporting date, provides the Bank with approximately 81,580 square meters of office space and associated facilities and equipment.

On September 11, 2019, the People’s Government of Tianjin Municipality (the “Tianjin Municipality”) and the Bank entered into a Memorandum of Understanding (the “MOU”), in accordance with Article 5 of the Headquarters Agreement, to set out the arrangements regarding the premises of the Bank as its back-up business office in Tianjin (the “Tianjin Premises”). Specifically, according to the MOU, Tianjin Municipality will provide the Tianjin Premises to the Bank for its use, free of charge, similar to the arrangements for the Permanent Premises.

On March 31, 2021, Tianjin Municipality officially handed over the Tianjin Premises to the Bank. The Tianjin Premises are located at Level 25, Level 26, 3-14, No. 681, Ronghe Road, Binhai New Area, Tianjin, and provide the Bank with approximately 4,258 square meters of office space.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C21	Segment reporting

The Bank has only one reportable segment since financial results are reviewed and resource allocation decisions are made at the entity level.

The table below illustrates the geographic distribution of the Bank’s loan and guarantee revenue by destination for the year ended Dec. 31, 2023, and Dec. 31, 2022.

Loan and guarantee revenue comprises loan interest income, loan commitment fee, guarantee fees and other service fees.

	For the year ended Dec. 31, 2023			For the year ended Dec. 31, 2022

Region	Sovereign -backed loans and guarantees	Nonsovereign -backed loans	Total	Sovereign- backed loans	Nonsovereign -backed loans	Total

Central Asia	72,144	11,852	83,996	8,871	4,692	13,563
Eastern Asia	66,487	24,583	91,070	23,323	9,929	33,252
Southeastern Asia	229,572	18,370	247,942	82,250	10,869	93,119
Southern Asia	453,012	25,640	478,652	151,614	21,087	172,701
Western Asia	202,029	71,539	273,568	78,475	35,558	114,033
Oceania	7,438	—	7,438	2,312	—	2,312
Other Regional	—	17,943	17,943	—	22,450	22,450
Total Regional	1,030,682	169,927	1,200,609	346,845	104,585	451,430
Total Non-Regional	43,220	15,664	58,884	14,309	10,141	24,450
Total	1,073,902	185,591	1,259,493	361,154	114,726	475,880

C22	Events after the end of the reporting period

There have been no other material events since the reporting date that would require disclosure or adjustment to these financial statements.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D1	Overview

The Bank adopts a proactive and comprehensive approach to risk management that is instrumental to the Bank’s financial viability and success in achieving its mandate. The ability to identify, mitigate, and manage risk begins with the Bank’s policies established with a strong risk culture. In addition to establishing appropriate risk parameters and a thorough and robust project review and monitoring process, the risk management function provides independent oversight of credit and other investment risk, market risk, liquidity risk, counterparty credit risk, model risk, operational risk, and compliance and integrity risk in the Bank’s activities. It is also designed to manage assets and liabilities to minimize the volatility in its equity value and to maintain sufficient liquidity.

D2	Financial risk management framework

The Bank has developed its risk appetite in pursuit of AIIB’s goals, objectives, and operating plan, consistent with applicable capital, liquidity and other requirements. The Board approves key risk policies, the risk appetite, including the top-down risk allocation, and the reporting of the Level 1 Key Risk Indicators (KRIs) and Key Performance Indicators (KPIs).

The Risk Committee is responsible for establishing the framework, which enables the Bank to effectively identify, measure, monitor and control risk exposures consistent with the Board-supported risk appetite.

The Risk Management Department has overall responsibility for overseeing the Bank’s risk-taking activities, undertaking risk assessments and reporting independently from the business units.

(i) Investment operations portfolio

All projects prepared by Investment Operations staff in compliance with the Bank’s policies and procedures are reviewed via an internal investment process. This process entails a review and assessment by the relevant departments specific to their area, including but not limited to risk management, legal, finance, strategy, environmental and social aspects, and procurement. The Board of Directors delegates the authority to approve all projects of the Bank to the President, unless such projects fall within the exceptions set out in the Bank’s Regulation on the Accountability Framework.

Responsibilities of various departments throughout the project lifecycle are delineated and regularly updated by the Bank’s management.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Financial risk management framework (Continued)

(ii) Treasury portfolio

•	Investments

The treasury investment portfolio includes cash and deposits with banks, MMFs, bond investments, certificates of deposit, commercial papers and investment portfolios through the Bank’s External Managers Program.

According to the Bank’s General Investment and Financial Derivative Authority, the Bank can make investments in the assets specified in a list of eligible assets, including (but not limited to) term deposits, money market funds, and bonds.

•	Borrowings

The Bank employs a strategy of issuing securities to establish its presence in key capital markets, which provide the Bank with cost-efficient funding levels. Swaps may be used for asset and liability management purposes to match the liabilities resulting from such issuances of notes with the profile of the Bank’s assets, such as loan investments and instruments that are part of the treasury portfolio.

D3	Credit and other investment risks

Credit risk management

The Bank takes on exposure to credit risk, which is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge a payment obligation. Exposure to credit risk arises from the Bank’s lending and other transactions with counterparties resulting in financial assets and loan commitments.

The Bank is primarily exposed to credit risk in both its loan granting, issuing of guarantees, bond investments and deposit placing activities. The counterparties could default on their contractual obligations, or the carrying value of the Bank’s investments could become impaired due to an increase in credit risk of the counterparty.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit risk management (Continued)

AIIB internal rating scale

The Bank adopts sixteen internal rating grades that range from 1a (AA- or better equivalent) to 12 (below CC and default status), which can be mapped from Standard & Poor’s (“S&P”), Moody’s and Fitch. The Bank further classifies its internal ratings into four broader risk buckets (“Low Risk”, “Medium Risk”, “High Risk” and “Very High Risk”) for portfolio risk management purposes. The following table sets out the new mapping between the Bank’s internal rating with S&P credit ratings and the associated risk classifications:

AIIB’s Internal Rating	S&P Rating	Risk Buckets	Grade
1a	AA-	Low Risk	Investment Grade
1b	A+
1c	A
2	A-
3	BBB+
4	BBB & BBB-
5	BB+	Medium Risk	Non-Investment Grade
6	BB
7	BB-
8	B+	High Risk
9	B
10	B-
11a	CCC+	Very High Risk
11b	CCC
11c	CCC-
12	Default	Non-performing

The Bank’s internal ratings are then mapped to probabilities of default (PD). As at Dec. 31, 2023, the annualized probability of default (“PD”) applied to both sovereign-backed and nonsovereign-backed financings ranges between 0.03%-0.20% for “Low Risk” bucket, 0.35%-1.10% for “Medium Risk” bucket, 2.20%-6.76% for “High Risk” bucket and 13.25%-50.97% for “Very High Risk” bucket. Annualized PD for internal rating of 12 is deemed as 100% (Dec. 31, 2022: 0.03%-0.21% for “Low Risk”, 0.36%-1.12% for “Medium Risk”, 2.21%-7.20% for “High Risk” and 13.89%-51.77% for “Very High Risk”, annualized PD for internal rating of 12 deemed 100%).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit risk management (Continued)

(i) Credit risk in the investment operations portfolio

•	Sovereign-backed financings

Sovereign-backed financing is (1) a loan to, or guaranteed by, a member, or (2) a guarantee issued by the Bank that (a) covers debt service defaults under a loan that are caused by a government’s failure to meet a specific obligation in relation to a project or by a borrower’s failure to make a payment under the loan and (b) is accompanied by a counter-guarantee and indemnity by the member concerned.

The Bank performs its own sovereign credit analysis and assigns its own internal credit rating. When making these assessments, the Bank gives particular consideration to the analysis of the three main international credit rating agencies (“ICRA”) and debt sustainability analyses by the International Monetary Fund/World Bank and will utilize, where appropriate, country and macroeconomic reporting by multilateral development banks (“MDBs”), commercial banks and “think tanks”, inclusive of the preferred creditor status, which is customarily applicable to sovereign-backed lending of International Financial Institutions. The appraisal of sovereign-backed loans considers, as appropriate, a full assessment of the project’s benefits and risks.

As an international financial institution, the Bank does not participate in country debt rescheduling or debt reduction exercises of sovereign-backed loans or guarantees.

For sovereign-backed loans, when a borrower fails to make payment on any principal, interest or other charge due to the Bank, the Bank may suspend disbursements immediately on all loans to that borrower. The conditions for suspension of sovereign loans are presented in more detail in the Bank’s operational policies. Under its operational policies, the Bank would cease making new sovereign-backed loans to the borrower once any loans are overdue by more than 30 days and suspend all disbursements to or guaranteed by the member concerned once any loans are overdue by more than 60 days. The Bank’s remedies in respect of a guarantee may, depending on the transaction, include the right to suspend, terminate or withhold payments under the guarantee.

•	Nonsovereign-backed financings

The Bank provides private enterprises and state-owned or state-controlled enterprises with loan or bond investments that do not have a full member guarantee. However, the Bank retains the right, when it deems advisable, to require a full or partial sovereign guarantee.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit risk management (Continued)

The Bank assigns an internal credit rating taking into account specific project, sector, macro and country credit risks. For nonsovereign loan or bond investments, risk ratings are normally capped by the sovereign credit rating. On a case-by-case basis, it may be possible for a borrower to be rated above that of the sovereign rating of the country in which its assets are domiciled, subject to there being extenuating circumstances to support this argument.

As at Dec. 31, 2023, the bond investments under investment operations portfolio includes bond investments measured at amortized costs described in C9 and those measured at fair value through profit or loss described in C7.

Other investment risks

Investment in LP Funds, trust and others

The Bank’s investments in limited partnership funds and trust that are with limited lives are classified as FVPL. They are classified as debt or equity instruments in the financial statements under the requirement of IFRS 9. Refer to Note C7 for details of those investments.

From the Bank’s risk management perspective, the Bank treats fund investments in its banking portfolio, such as limited partnership funds and trust investments, with equity nature of participation in the same way as equity investments when they have the following features:

(1)

An investment entitles the Bank to distributions according to the pre-determined arrangements during its life and upon liquidation; such distribution arrangements are set out in the Limited Partnership Agreement or Contribution Agreement (or any similar agreement).

(2)	The investment does not promise a particular return to holders. The ultimate amount of distributions depends on the performance of the underlying portfolio.

As at Dec. 31, 2023, such investments in limited partnership funds, trusts and others amounted to USD921.62 million and are managed as equity-like investments for capital risk management and risk monitoring purposes (Dec. 31, 2022: USD608.91 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit risk management (Continued)

Investment in associate

The Bank treats equity holdings, which are classified as investment in associate from a risk management perspective the same as those classified as FVPL. Refer to Note C10 for details of those investments.

(ii) Credit risk in the treasury investment portfolio

Treasury activities and risk appetite are managed in line with the Bank’s Risk Management Framework. The Bank has a limits policy which determines the maximum exposure to eligible counterparties and instruments. Eligible counterparties must have a single A minus credit rating or higher. All individual counterparty and investment credit lines are monitored and reviewed by the Risk Management Department periodically.

As at Dec. 31, 2023, counterparties of the treasury investment portfolio have credit ratings of single A minus or higher. The credit risk of the treasury portfolio is mainly from the deposits, MMFs, bond investments, commercial papers, certificates of deposit and External Managers Program. However, given the high credit quality, no significant loss provisions are made for the treasury investment portfolio for the year ended Dec. 31, 2023.

The Bank has counterparty credit risk through the transaction of derivatives to hedge the interest rate and currency risks from its funding, investment, and lending activities. The exposure present from these derivatives is managed through the Bank holding a Credit Support Annex with each of the counterparties. This enables the exchange of cash collateral (subject to minimum threshold amounts) against the prevailing value of the derivatives. This is supplemented with the requirement for the counterparty to post initial margin in the case of its external credit rating falling below an agreed level, which would mitigate against the Bank experiencing losses while replacement derivatives are put in place.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis

Except for loan investments, bond investments and issued guarantee commitments, other financial assets are paid-in capital receivables, deposits with banks and MMFs, for which the credit risk is not material.

The following table sets out the credit quality of loan investments (gross carrying amount of loans and exposure of loan commitments), issued guarantee commitments, bond investments at amortized cost and bond investments at fair value through profit or loss segmented by buckets of the Bank’s internal credit rating system.

Loans and guarantees

			Dec. 31, 2023			Dec. 31, 2022
Internal credit rating	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Sovereign-backed loans and guarantees
Low Risk	17,798,153	—	—	17,798,153	16,139,956	—	—	16,139,956
Medium Risk	6,818,759	—	—	6,818,759	5,292,414	—	—	5,292,414
High Risk	6,430,430	1,019,746	—	7,450,176	5,442,684	1,025,411	—	6,468,095
Very High Risk	—	511,240	—	511,240	—	530,482	—	530,482
Non-performing	—	—	—	—	—	—	—	—
Subtotal	31,047,342	1,530,986	—	32,578,328	26,875,054	1,555,893	—	28,430,947
Nonsovereign-backed loans
Low Risk	552,717	—	—	552,717	704,572	—	—	704,572
Medium Risk	798,996	—	—	798,996	618,762	—	—	618,762
High Risk	906,500	382,420	—	1,288,920	515,788	629,988	—	1,145,776
Very High Risk	—	114,096	—	114,096	—	—	—	—
Non-performing	—	—	67,255	67,255	—	—	74,068	74,068
Subtotal	2,258,213	496,516	67,255	2,821,984	1,839,122	629,988	74,068	2,543,178
Total	33,305,555	2,027,502	67,255	35,400,312	28,714,176	2,185,881	74,068	30,974,125

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Bond investments at amortized cost

	Dec. 31, 2023				Dec. 31, 2022
Internal credit rating	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total

Bond investments
Low Risk	7,973,798	—	—	7,973,798	4,358,426	—	—	4,358,426
Medium Risk	286,113	—	—	286,113	170,954	—	—	170,954
High Risk	6,947	—	—	6,947	34,666	—	—	34,666
Very High Risk	—	—	—	—	—	—	—	—
Non-performing	—	—	14,490	14,490	—	—	14,061	14,061
Subtotal	8,266,858	—	14,490	8,281,348	4,564,046	—	14,061	4,578,107

Bond investments at fair value through profit or loss

Internal credit rating	Dec. 31, 2023	Dec. 31, 2022

Bond investments
Low Risk	12,299,215	9,901,928
Medium Risk	181,272	51,320
High Risk	37,167	20,517
Very High Risk	77,232	—
Non-performing	3,924	5,047
Subtotal	12,598,810	9,978,812

As of Dec. 31, 2023, bond investments with a carrying amount of USD3.92 million measured at fair value in the investment operations portfolio were assessed as credit impaired or known as non-performing assets. Since the carrying value of the investments has been marked to market value, there is no impairment provision required for these bond investments.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

The following table sets out the loans and loan commitments for sovereign-backed loans, nonsovereign-backed loans exclusive of any received sovereign guarantees, bond investments at amortized cost and issued guarantees, with their respective ECL allowance balance as of Dec. 31, 2023.

	Dec. 31, 2023			Dec. 31, 2022
	Gross Carrying amount	Commitments	ECL	Gross Carrying amount	Commitments	ECL
Sovereign-backed loans	19,944,062	11,443,983	(185,867)	15,889,289	12,541,658	(176,429)
Nonsovereign-backed loans	2,306,527	515,457	(95,360)	2,045,803	497,375	(118,007)
Loan investments	22,250,589	11,959,440	(281,227)	17,935,092	13,039,033	(294,436)
Bond investments	8,281,348	—	(14,983)	4,578,107	—	(12,929)
Total	30,531,937	11,959,440	(296,210)	22,513,199	13,039,033	(307,365)

The maximum credit risk exposure of the issued financial guarantees as at Dec. 31, 2023 is USD1,190.28 million (Dec. 31, 2022: none), with an associated ECL allowance of USD0.86 million. The issued financial guarantees are classified as Stage 1.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk in investment operations portfolio

The geographical distribution by the destination of the Bank’s loan investments (gross carrying amount of loans and exposure of loan commitments), issued guarantee commitments and associated ECL is as follows:

	Dec. 31, 2023			Dec. 31, 2022
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Sovereign-backed loans and guarantees(1)
Central Asia	2,806,901	50,041	2,856,942	2,246,288	49,994	2,296,282
Eastern Asia	2,574,924	—	2,574,924	2,435,457	—	2,435,457
Southeastern Asia	5,296,931	70,690	5,367,621	4,574,645	70,339	4,644,984
Southern Asia	14,060,498	806,141	14,866,639	12,748,127	832,773	13,580,900
Western Asia	4,222,254	604,114	4,826,368	3,611,329	602,787	4,214,116
Oceania	117,023	—	117,023	120,142	—	120,142
Total Regional	29,078,531	1,530,986	30,609,517	25,735,988	1,555,893	27,291,881
Total Non-Regional	1,968,811	—	1,968,811	1,139,066	—	1,139,066
Subtotal	31,047,342	1,530,986	32,578,328	26,875,054	1,555,893	28,430,947

	Dec. 31, 2023			Dec. 31, 2022

Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

ECL allowance
Central Asia	1,079	7,503	8,582	2,107	7,969	10,076
Eastern Asia	627	—	627	425	—	425
Southeastern Asia	608	20,553	21,161	457	18,461	18,918
Southern Asia	21,335	111,761	133,096	28,931	90,965	119,896
Western Asia	5,769	14,106	19,875	7,261	16,925	24,186
Oceania	596	—	596	317	—	317
Total Regional	30,014	153,923	183,937	39,498	134,320	173,818
Total Non-Regional	2,790	—	2,790	2,611	—	2,611
Subtotal	32,804	153,923	186,727	42,109	134,320	176,429

(1)	The issued financial guarantees are classified as Stage 1.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk in investment operations portfolio (Continued)

	Dec. 31, 2023				Dec. 31, 2022
Region	Stage 1	Stage 2	Stage 3(1)	Total	Stage 1	Stage 2	Stage 3	Total
Nonsovereign-backed loans
Central Asia	245,424	—	—	245,424	129,875	—	—	129,875
Eastern Asia	346,258	—	—	346,258	502,510	—	—	502,510
Southeastern Asia	348,976	—	67,255	416,231	191,339	—	74,068	265,407
Southern Asia	427,462	—	—	427,462	441,483	—	—	441,483
Western Asia	709,028	112,351	—	821,379	523,111	175,238	—	698,349
Other Regional	—	270,070	—	270,070	—	332,379	—	332,379
Total Regional	2,077,148	382,421	67,255	2,526,824	1,788,318	507,617	74,068	2,370,003
Total Non- Regional	181,065	114,095	—	295,160	50,804	122,371	—	173,175
Subtotal	2,258,213	496,516	67,255	2,821,984	1,839,122	629,988	74,068	2,543,178
Total	33,305,555	2,027,502	67,255	35,400,312	28,714,176	2,185,881	74,068	30,974,125

		Dec. 31, 2023			Dec. 31, 2022
Region	Stage 1	Stage 2	Stage 3(1)	Total	Stage 1	Stage 2	Stage 3	Total

ECL allowance
Central Asia	1,025	—	—	1,025	407	—	—	407
Eastern Asia	192	—	—	192	125	—	—	125
Southeastern Asia	802	—	62,751	63,553	222	—	66,909	67,131
Southern Asia	626	—	—	626	437	—	—	437
Western Asia	3,967	1,810	—	5,777	4,406	7,002	—	11,408
Other Regional	—	11,104	—	11,104	—	31,035	—	31,035
Total Regional	6,612	12,914	62,751	82,277	5,597	38,037	66,909	110,543
Total Non-Regional	817	12,266	—	13,083	609	6,855	—	7,464
Subtotal	7,429	25,180	62,751	95,360	6,206	44,892	66,909	118,007
Total	40,233	179,103	62,751	282,087	48,315	179,212	66,909	294,436

(1)

A nonsovereign-backed loan was assessed as “credit impaired” and downgraded to Stage 3 in 2021. As at Dec. 31, 2023, USD62.75 million of ECL allowance has been provided for the loan (as at Dec. 31, 2022: USD66.91 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk in investment operations portfolio (Continued)

The sector distribution of the proceeds of the Bank’s projects for loan investments (gross carrying amount of loans and exposure of loan commitments), issued guarantee commitments and associated ECL is as follows:

	Dec. 31, 2023			Dec. 31, 2022

Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

Sovereign-backed loans and guarantees
CRF(1)-Economic Resilience/PBF(2)	9,124,604	—	9,124,604	7,153,708	—	7,153,708
CRF-Finance/Liquidity	1,207,390	210,323	1,417,713	1,346,014	230,190	1,576,204
CRF-Public Health	3,288,501	—	3,288,501	3,648,831	—	3,648,831
Education Infrastructure	249,860	—	249,860	249,912	—	249,912
Energy	3,970,868	900,944	4,871,812	4,096,871	901,622	4,998,493
Transport	6,310,317	139,451	6,449,768	5,067,408	144,134	5,211,542
Urban	1,549,584	200,244	1,749,828	1,402,846	200,015	1,602,861
Water	3,673,042	—	3,673,042	3,627,625	—	3,627,625
Multi-sector	1,590,894	—	1,590,894	199,765	—	199,765
Others	82,282	80,024	162,306	82,074	79,932	162,006
Subtotal	31,047,342	1,530,986	32,578,328	26,875,054	1,555,893	28,430,947

	Dec. 31, 2023			Dec. 31, 2022

Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

ECL allowance
CRF-Economic Resilience/PBF	22,727	—	22,727	30,256	—	30,256
CRF-Finance/Liquidity	2,376	23,142	25,518	3,599	35,825	39,424
CRF-Public Health	1,486	—	1,486	1,707	—	1,707
Education Infrastructure	11	—	11	5	—	5
Energy	2,342	36,436	38,778	3,321	48,779	52,100
Transport	598	26,146	26,744	1,068	26,335	27,403
Urban	1,216	49,448	50,664	935	16,906	17,841
Water	828	—	828	1,139	—	1,139
Multi-sector	1,205	—	1,205	54	—	54
Others	15	18,751	18,766	25	6,475	6,500
Subtotal	32,804	153,923	186,727	42,109	134,320	176,429

(1)	Crisis Recovery Facility (CRF) is to support AIIB’s members and clients in alleviating and mitigating economic, financial and public health pressures arising from COVID-19.
(2)	PBF refers to policy-based financing.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk in investment operations portfolio (Continued)

		Dec. 31, 2023				Dec. 31, 2022
Sector	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total

Nonsovereign-backed loans
CRF-Finance/Liquidity	379,354	270,070	—	649,424	301,638	332,379	—	634,017
CRF-Public Health	99,927	—	—	99,927	99,702	—	—	99,702
Digital Infrastructure and Technology	137,837	—	67,255	205,092	135,724	—	74,068	209,792
Energy	642,654	226,446	—	869,100	732,146	191,234	—	923,380
Multi-sector	296,198	—	—	296,198	300,806	—	—	300,806
Transport	392,793	—	—	392,793	67,044	—	—	67,044
Urban	309,450	—	—	309,450	202,062	106,375	—	308,437
Subtotal	2,258,213	496,516	67,255	2,821,984	1,839,122	629,988	74,068	2,543,178
Total	33,305,555	2,027,502	67,255	35,400,312	28,714,176	2,185,881	74,068	30,974,125

		Dec. 31, 2023				Dec. 31, 2022
Sector	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total

ECL allowance
CRF-Finance/Liquidity	2,494	11,103	—	13,597	2,860	31,035	—	33,895
CRF-Public Health	73	—	—	73	79	—	—	79
Digital Infrastructure and Technology	187	—	62,751	62,938	129	—	66,909	67,038
Energy	2,129	14,077	—	16,206	1,881	9,047	—	10,928
Multi-sector	850	—	—	850	675	—	—	675
Transport	836	—	—	836	465	—	—	465
Urban	860	—	—	860	117	4,810	—	4,927
Subtotal	7,429	25,180	62,751	95,360	6,206	44,892	66,909	118,007
Total	40,233	179,103	62,751	282,087	48,315	179,212	66,909	294,436

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(ii) Credit enhancement

As at Dec. 31, 2023, the Bank’s maximum exposure to credit risk from financial instruments other than loan commitments before taking into account any collateral held or other credit enhancements is their carrying amount presented in the Statement of Financial Position. The maximum exposure to credit risk from the undrawn loan commitments as at Dec. 31, 2023 is USD11,959 million (Dec. 31, 2022: USD13,039.03 million).

Credit enhancement for loan investments (gross carrying amount of loans and exposure of loan commitments) are as below:

	Dec. 31, 2023	Dec. 31, 2022

Guaranteed by sovereign members	3,653,473	3,477,747
Guaranteed by nonsovereign entities	683,395	682,892
Unguaranteed (a)	29,873,161	26,813,486
Total	34,210,029	30,974,125

(a)	The unguaranteed loan investments mainly represent sovereign loans and loan commitments granted to members.

The Bank mitigates the counterparty credit risk from its investments through the credit approval process, the use of collateral agreements, and risk limits. As at Dec. 31, 2023, the Bank holds project assets and certain securities as collateral for certain nonsovereign-backed loans, and cash collateral for derivative instruments, as well as risk transfer agreement signed with insurers. There was no other credit enhancement held as at Dec. 31, 2023 and Dec. 31, 2022.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(iii) Reconciliation of gross carrying amount of loans and exposure of loan commitments, issued guarantee commitments, bond investments, and ECL

Sovereign-backed loans and issued guarantee commitments

	Stage 1	Stage 2	Total

Gross carrying amount of loans and exposure of loan/ guarantee commitments as at Jan. 1, 2023	26,875,054	1,555,893	28,430,947
New loans, commitments and guarantees originated	4,977,828	—	4,977,828
Repayments	(348,992)	(27,782)	(376,774)
Movement in net transaction costs, fees, and related income through EIR method	103,011	2,875	105,886
Cancelled commitment	(691,755)	—	(691,755)
Foreign exchange movements	132,196	—	132,196
Transfer to stage 1	—	—	—
Transfer to stage 2	—	—	—
As at Dec. 31, 2023	31,047,342	1,530,986	32,578,328

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2023	42,109	134,320	176,429
Additions	5,582	—	5,582
Change in risk parameters (1)	(14,815)	19,603	4,788
Change from lifetime (stage 2) to 12-month (stage 1) ECL	—	—	—
Change from 12-month (stage 1) to lifetime (stage 2) ECL	—	—	—
Reversal of ECL allowance	(72)	—	(72)
As at Dec. 31, 2023	32,804	153,923	186,727

(1)	The change in the loss allowance is due to change in the Probability of Default (PD), Loss Given Default (LGD) and exposure at default (EAD) used to calculate the expected credit loss for the loans.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Stage 3	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2023	1,839,122	629,988	74,068	2,543,178
New loans and commitments originated	751,030	—	—	751,030
Repayments	(377,611)	(27,335)	(6,000)	(410,946)
Movement in net transaction costs, fees, and related income through EIR method	5,985	1,680	(813)	6,852
Derecognition and cancelled commitment	(1,798)	—	—	(1,798)
Foreign exchange movements	(7,702)	(58,630)	—	(66,332)
Transfer to stage 1	105,165	(105,165)	—	—
Transfer to stage 2	(55,978)	55,978	—	—
As at Dec. 31, 2023	2,258,213	496,516	67,255	2,821,984

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2023	6,206	44,892	66,909	118,007
Additions	1,758	—	—	1,758
Change in risk parameters (1)	(976)	(15,497)	(4,158)	(20,631)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	740	(4,810)	—	(4,070)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(299)	595	—	296
As at Dec. 31, 2023	7,429	25,180	62,751	95,360
Total gross carrying amount of loans and exposure of loan commitments as at Dec. 31, 2023	33,305,555	2,027,502	67,255	35,400,312
Total ECL allowance as at Dec. 31, 2023	40,233	179,103	62,751	282,087

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Sovereign-backed loans

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2022	18,547,751	1,792,176	20,339,927
New loans and commitments originated	8,244,122	—	8,244,122
Repayments	(92,991)	(17,646)	(110,637)
Movement in net transaction costs, fees, and related income through EIR method	109,067	8,001	117,068
Cancelled commitment	(53,140)	(19,448)	(72,588)
Foreign exchange movements	(86,945)	—	(86,945)
Transfer to stage 1	287,142	(287,142)	—
Transfer to stage 2	(79,952)	79,952	—
As at Dec. 31, 2022	26,875,054	1,555,893	28,430,947

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2022	16,121	97,658	113,779
Additions	14,359	—	14,359
Change in risk parameters (1)	12,003	29,612	41,615
Change from lifetime (stage 2) to 12-month (stage 1) ECL	213	(5,585)	(5,372)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(491)	13,001	12,510
Reversal of ECL allowance	(96)	(366)	(462)
As at Dec. 31, 2022	42,109	134,320	176,429

(1)	The change in the loss allowance is due to change in the Probability of Default (“PD”), Loss Given Default (“LGD”) and exposure at default used to calculate the expected credit loss for the loans.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Stage 3	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2022	1,977,604	316,388	75,525	2,369,517
New loans and commitments originated	540,986	—	—	540,986
Repayments	(148,194)	(185,686)	(1,739)	(335,619)
Movement in net transaction costs, fees, and related income through EIR method	5,149	(887)	282	4,544
Derecognition and cancelled commitment	(16,258)	(6,714)	—	(22,972)
Foreign exchange movements	(13,278)	—	—	(13,278)
Transfer to stage 1	54,239	(54,239)	—	—
Transfer to stage 2	(561,126)	561,126	—	—
As at Dec. 31, 2022	1,839,122	629,988	74,068	2,543,178

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2022	5,956	19,022	44,018	68,996
Additions	2,596	—	—	2,596
Change in risk parameters (1)	(824)	(13,726)	22,891	8,341
Change from lifetime (stage 2) to 12-month (stage 1) ECL	183	(2,777)	—	(2,594)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(1,694)	42,700	—	41,006
Reversal of ECL allowance	(11)	(327)	—	(338)
As at Dec. 31, 2022	6,206	44,892	66,909	118,007
Total gross carrying amount of loans and exposure of loan commitments as at Dec. 31, 2022	28,714,176	2,185,881	74,068	30,974,125
Total ECL allowance as at Dec. 31, 2022	48,315	179,212	66,909	294,436

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Bond investments

	Stage 1	Stage 2	Stage 3(1)	Total

Bond investments as at Jan. 1, 2023	4,564,046	—	14,061	4,578,107
New bond investments	3,695,031	—	—	3,695,031
Accrual and amortization	79,327	—	429	79,756
Foreign exchange movements	(1,345)	—	—	(1,345)
Transfer to stage 1	—	—	—	—
Transfer to stage 2	—	—	—	—
Transfer to stage 3	—	—	—	—
Derecognition	(70,201)	—	—	(70,201)
As at Dec. 31, 2023	8,266,858	—	14,490	8,281,348

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2023	1,122	—	11,807	12,929
Additions	513	—	—	513
Change in risk parameters	161	—	1,952	2,113
Change from lifetime (stage 2) to 12-month (stage 1) ECL	—	—	—	—
Change from 12-month (stage 1) to lifetime (stage 2) ECL	—	—	—	—
Change from 12-month (stage 1) to lifetime (stage 3) ECL	—	—	—	—
Reversal of ECL allowance	(572)	—		(572)
As at Dec. 31, 2023	1,224	—	13,759	14,983

(1)	The Bank held bonds from four issuers that were assessed as “credit impaired” and downgraded to Stage 3. As at Dec. 31, 2023, USD13.76 million of ECL allowance has been provided for the bonds.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Bond investments

	Stage 1	Stage 2	Stage 3	Total

Bond investments as at Jan. 1, 2022	2,401,627	98,016	—	2,499,643
New bond investments	2,203,979	—	—	2,203,979
Accrual and amortization	18,033	(495)	—	17,538
Transfer to stage 1	59,533	(59,533)	—	—
Transfer to stage 3	(9,788)	(14,061)	23,849	—
Derecognition	(109,338)	(23,927)	(9,788)	(143,053)
As at Dec. 31, 2022	4,564,046	—	14,061	4,578,107

	Stage 1	Stage 2	Stage 3	Total

ECL allowance as at Jan. 1, 2022	699	3,825	—	4,524
Additions	168	—	—	168
Change in risk parameters	(17)	—	—	(17)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	403	(2,161)	—	(1,758)
Change from 12-month (stage 2) to lifetime (stage 3) ECL	—	(1,166)	11,807	10,641
Change from 12-month (stage 1) to lifetime (stage 3) ECL	(12)	—	1,280	1,268
Reversal of ECL allowance	(119)	(498)	(1,280)	(1,897)
As at Dec. 31, 2022	1,122	—	11,807	12,929

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

ECL measurement

The Bank adopts a “three-stage” model for ECL measurement for applicable financial instruments. A “three-stage” model for impairment is based on changes in credit quality since initial recognition:

•

A financial instrument that has not experienced a significant increase in credit risk (“SICR”) in its credit quality as compared to its rating at origination is classified as “Stage 1”, with its credit risk continuously monitored by the Bank.

•	If the financial instrument has experienced an SICR since initial recognition, it is moved to “Stage 2”, but is not yet deemed to be credit impaired.
•	If the financial instrument is deemed to be credit impaired, the financial instrument is moved to “Stage 3”.

The Bank’s main credit risk exposure related to ECL measurement is from loan investments, loan commitments, bond investments and guarantees.

The following reflects the Bank’s ECL measurement focusing on loan investments, loan commitments and bond investments held at amortized cost and guarantees. Given the nature of the Bank’s business (large infrastructure loans), all the instruments are assessed on an individual basis. Investments made in bonds are treated in the same manner since each individual acquired bond has different credit risk characteristics that may be driven by different factors as well.

The key judgments and assumptions adopted by the Bank are discussed below:

(i) Significant increase in credit risk

The Bank considers a financial instrument to have experienced SICR when one or more of the following quantitative, qualitative or backstop criteria have been met:

•	Quantitative criteria

Deterioration in credit rating is used as the quantitative criteria of SICR:

-	Internal rating 8 (mapped to S&P rating B+) and above, rating downgrade by 3 notches determined by comparing the current rating (incorporating forward-looking information) with rating at origination.

-	Internal rating 9 (mapped to S&P rating B) and below, rating downgrade by 2 notches determined by comparing the current rating (incorporating forward-looking information) with rating at origination.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

ECL measurement (Continued)

All financial assets included in the Bank’s investment portfolio receive a rating from 1a to 12 on the Bank’s internal rating scale. All transactions receive an initial rating and are updated at least once a year to determine if there has been a SICR since origination, which is reflected in a classification of Stage 1 or Stage 2 of the ECL at each reporting date. The internal rating model used depends on the segment of the portfolio and the type of asset:

(i)

For sovereign-backed loans and guarantees, the Bank evaluates the internal rating of the sovereign based on macroeconomic data services and the analysis of three of the main international credit rating agencies (“ICRAs”) and assesses the impact of the preferred creditor status customarily applicable to sovereign-backed lending of international financial institutions on the Bank’s internal ratings.

(ii)

For nonsovereign-backed loans, the internal rating is calculated using specific scorecards developed by S&P based on the type of transaction (project finance, corporate finance, financial institutions, etc.). Each scorecard contains specific credit risk factors and weights relevant to the type of transaction.

(iii)

In the case of nonsovereign bond transactions, the Bank first utilizes the ratings from one of the three main ICRAs and maps them to the Bank’s internal rating scale; if no rating is available, the Bank prepares its own assessment based on external inputs and a risk rating methodology as approved by the Chief Risk Officer.

•	Qualitative criteria

In addition to the quantitative criteria, the following qualitative criteria contribute to a determination whether a financial asset should migrate to Stage 2:

-	Adverse changes in business, financial or economic conditions;
-	Expected breach of contract that may lead to covenant waivers or amendments;
-	Transfer to watch list/enhanced monitoring; and
-	Changes in payment behavior.

•	Backstop

-	Payment to the Bank 30 days past due.

•	Overlays

Temporary adjustments (“overlays”) are employed to the staging output from the ECL model, albeit only in very limited cases. This permits the Bank to use experienced credit judgement essential to ECL assessment, especially in the robust consideration of reasonable and supportable forward-looking information that drives the credit risk of an instrument. Overlays are only used for cases where a forward-looking factor identified as relevant is not yet incorporated into the assessment. Any overlay adjustment is reviewed and approved by the Risk Committee. The Bank did not apply any overlays on its ECL results as of Dec. 31, 2023 and Dec. 31, 2022.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

ECL measurement (Continued)

(ii)	Measurement of the 12-month and lifetime ECL

•	Estimation of 12-month ECL

12-month ECL is calculated by using the following formula:

12-month ECL

1.

PIT PD is the Point-in-time Probability of Default; it is converted from Through-The-Cycle (TTC) PD by first mapping to Moody’s unconditional PIT PDs, then conditioning on three future scenarios (baseline, good, bad).

2.

The Bank’s Loss Given Default (LGD) framework ranges from 15% to 40% in the case of sovereign-backed loans and guarantees and from 25% to 85% (as assigned on a case-by-case basis) for nonsovereign-backed loans and bonds, based on a methodology anchored on peer analysis and benchmark studies from commercial lenders and rating agencies.

3.	Exposure at Default (EAD) is calculated as carrying balance at the period end plus net disbursement projected for the next year.

4.

The above calculation is performed for three different scenarios (Baseline, Good, Bad) with weights ( ) of 46.6%, 26.7% and 26.7% respectively (2022: same weights). The estimation of the weights is based on joint likelihood that the forecasted macroeconomic variables used fall within the range of each scenario.

•	Estimation of lifetime ECL

Lifetime ECL is calculated using the following formula representing the summation of net present values of the ECL for each year:

Lifetime ECL

1)	is the ECL calculated for each year t until its final maturity n using the formula:

2)	where is the weight of each scenario (46.6% for Baseline, 26.7% for each of Good and Bad).

3)	PIT PD (conditioned)

The process to convert TTC PD to conditional PIT PD term structure is the same as 12-month ECL calculation for the first three years and is assumed to revert to the mean for the remaining years.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

ECL measurement (Continued)

4)	LGD is the same as for the 12-month ECL calculation.

5)	EAD for any given year t is based on carrying balance at the previous period t-1 plus disbursement(s) during the current period and minus repayment(s) during the current period.

6)	Lifetime is equal to the contractual remaining lifetime.

7)	Discount rate is equal to calculated effective interest rate, which is based on the risk-free rate plus the contracted spread of each financial asset.

In the same way as the 12-month ECL calculation, the above calculation is done for each of the three scenarios and then probability weighted, with the weighting of the three scenarios the same as for the 12-month ECL calculation.

(iii)	Credit-impaired assets

Credit-impaired assets are those that have experienced one or more events that have a detrimental impact on the estimated future cash flows of that financial asset. Evidence that a financial asset is credit-impaired includes observable data about the following events:

-	significant financial difficulty of the borrower or issuer;
-	a breach of contract such as a default or past due event;
-	the lender(s) of the borrower, for economic or contractual reasons relating to the borrower’s financial difficulty, of a concession(s) that the lender(s) would not otherwise consider; or
-	probable entry by the borrower or issuer in bankruptcy or other financial reorganization proceedings.

In the case of paid-in capital receivables, consideration of whether default status is applicable is evaluated by reviewing the cause of non-payment as well as whether the member has any sovereign loans classified as Stage 2 and Stage 3.

In addition, the credit-impaired assets also include the financial assets purchased or originated at a deep discount that reflect the incurred credit losses.

It may not be possible to identify a single discrete event. Instead, the combined effect of several events may have caused financial assets to become credit-impaired. For sovereign-backed loans, the same criteria of past due for “default assets” (see Note D3 (vi)) is also being applied for assessing credit impairment.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

ECL measurement (Continued)

The estimated impairment loss for credit-impaired assets is the difference between the impaired asset’s gross carrying amount and, if available, market quotes or the present value of estimated future cash flows discounted at a rate linked to the asset’s original effective interest rate. In cases without market reference, cash flows are estimated for a set of likely scenarios with corresponding weights that consider information that is available to the Bank without undue cost or effort.

(iv)	Forward-looking information incorporated in ECL

Forward-looking information is incorporated in the following manner:

•	Macro scenario development

-	Three macro scenarios (baseline, good, bad) are developed, with each scenario forecasted for three years.
-

For each member, the corresponding long-term average and standard deviation of each macro factor is computed. Good and bad scenarios are established based on a view of movement in macro factors in terms of ‘number of standard deviations from average’.

-	The methodology relating to the choice of macro scenarios and probability weighting of each scenario is approved by the Risk Committee.

•	Establishment of TTC PD

-	TTC PD is calculated based on each borrower’s internal rating.

•	Calculation of forward-looking PIT PD

First, each borrower’s TTC PD is mapped to the unconditional PIT PD derived by Moody’s Analytics for each credit rating. Second, unconditional PIT PD is converted into forward-looking PIT PD, based on forecasts of macroeconomic variables associated with the country and industry where the borrower operates.

(v)	Sensitivity analysis

The output of the Bank’s ECL model is most sensitive to credit rating deterioration, in particular for obligors in the Medium and High Risk buckets and with a relatively large exposure. The Bank assesses obligors in the portfolio with negative rating outlook and performs stressed ECL calculations assuming should they be downgraded by additional one notch. The aggregate impact of the two most severe downgrades would result in an ECL increase of USD4.5 million (2022: USD337.5 million), resulting in total ECL of USD301.6 million (2022: USD644.9 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

ECL measurement (Continued)

Another sensitivity test is to consider a skewed probability of the downside scenarios (46.6% probability for downside scenario, with baseline and upside scenarios each at 26.7% probability). In this case, ECL would increase by USD3.0 million (2022: USD6.5 million), resulting in total ECL of USD300.1 million (2022: USD313.8 million).

The first sensitivity captures the idiosyncratic risk of the two borrowers with the largest impact, while the second represents an increase in overall portfolio risk as a result of a more challenging macroeconomic environment.

Additional sensitivity tests on the key ECL assumptions for the investment portfolio (excluding Stage 3) have the following results:

	Recalculated ECL	Change in ECL
Portfolio ECL (Stage 1 and Stage 2)	219,186	—
Staging
All loans/bonds at Stage 1	71,482	(147,704)
All loans/bonds at Stage 2	652,456	433,270
Scenarios
Decrease upside and downside scenarios by 0.5 standard deviation	218,711	(475)
Increase upside and downside scenarios by 0.5 standard deviation	219,852	665
LGD
Increase LGD by 10%	279,169	59,983

(vi)	Definition of default

For ECL measurement, “default” occurs when an obligor meets one or more of the following conditions:

•	Failure to make a payment—180 days past due for sovereign-backed loans or bonds and 90 days past due for nonsovereign-backed loans or bonds.
•	Breach of specific covenants that result in an event of default.
•	Default under a guarantee or other support agreements.
•	Failure to pay a final judgment or court order.
•	Bankruptcy, liquidation or the appointment of a receiver or any similar official.

The above criteria are aligned with the Bank’s internal risk management policy and industry practice.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

ECL measurement (Continued)

(vii)	Write-off policy

The Bank reduces the gross carrying amount of a financial asset when the Bank has no reasonable expectations of recovering the contractual cash flows on a financial asset in its entirety or a portion thereof.

(viii)	Other risks

There are other risks affecting the Bank’s operations and can have credit, market, liquidity and operational risk implication. These risks are climate and geopolitical risks.

Climate risk is evaluated with consideration of both physical and transition risks. Physical risk is the risk that asset values may decline or operations may be disrupted as a result of physical impact from changes in the climate, while transition risk is the risk that asset values may decline because of changes in climate policies or changes in the underlying economy due to decarbonization.

The bank has committed to align its financial operations with the goals (including adaption and climate resilience) of the Paris Agreement. The Bank’s Environmental and Social Framework mandates that climate change related impacts and risks are identified and managed for projects financed by the Bank.

The Bank will continue to make enhancements to further integrate climate risk into broader risk management procedures as well as Environment, Social and Governance (the “ESG”) factors and their impact on the creditworthiness of an obligor or the value of an investment.

Geopolitical risk is closely monitored and assessed through the Bank’s risk management processes such as rating reviews of the related credit exposures and Economic Capital allocation to market risk arising from volatilities induced by geopolitical events. In 2022, the war in Ukraine has led to concerns that economic spillover from commodity price shocks, financial market volatility and other factors may adversely impact the Bank’s operations. As of Dec. 31, 2023, the Bank has no exposures to Ukraine or Belarus and has only one nonsovereign exposure in Russia, with total outstanding amount of RUB24 billion (approximately USD300 million as of the time of approval). The aggregate principal amount of this loan represents less than 1.18% of the Bank’s total loan portfolio.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

ECL measurement (Continued)

The Bank considers the above risks in the annual stress test review to assess the Bank’s capital adequacy and formulate the Bank’s Risk Appetite Statement, consistent with its target to maintain its triple-A credit rating. The stress scenarios include global stagflation, geopolitical risk and climate change, which are analyzed to determine their impact on portfolio credit quality.

D4	Market risk

The Bank is exposed to currency and interest rate risk in its investment, lending and other activities. Currency risk is the potential for loss that arises when assets or liabilities are denominated in a non-US dollar currency and the price of that currency versus US dollars fluctuates. Interest rate risk arises when the value of assets or liabilities changes with the fluctuation of interest rates.

In its asset and liability management process, the Bank pursues five goals: (a) reducing risks that might arise from the mismatch of assets and liabilities in terms of currency, interest rate sensitivity, or maturity; (b) monitoring the evolving risks to the Bank’s income over time and establishing a framework that reduces the potential volatility of the Bank’s income over the medium term; (c) assigning clear responsibility for all market risks to which the Bank is exposed; (d) minimizing volatility of available equity; and (e) maintaining sufficient liquidity to meet all of the Bank’s obligations with a high level of confidence and continue its lending program, even in times of market stress.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Currency risk

The Bank offers loans and invests in certain non-USD currencies. Most of the nondollar exposures have been hedged through swaps or other hedging mechanisms. A currency table for the main financial assets and financial liabilities is set out below:

As at Dec. 31, 2023	USD	Other currencies	Total
		USD equivalent
Financial assets and financial liabilities
Cash and cash equivalents1)	1,796,324	42,798	1,839,122
Term deposits1)	3,108,817	—	3,108,817
Investments at fair value through profit or loss2)	11,337,958	5,238,901	16,576,859
Loan investments, at amortized cost1)	18,677,371	3,292,011	21,969,382
Bond investments, at amortized cost1)	8,167,230	99,135	8,266,365
Paid-in capital receivables	262,637	—	262,637
Derivative assets2)	595,168	21,074	616,242
Other assets	1,055,823	—	1,055,823
Total financial assets	45,001,328	8,693,919	53,695,247
Borrowings2)	(20,473,978)	(10,054,153)	(30,528,131)
Derivative liabilities2)	(1,582,026)	—	(1,582,026)
Other liabilities	(101,994)	—	(101,994)
Total financial liabilities	(22,157,998)	(10,054,153)	(32,212,151)
Net balance	22,843,330	(1,360,234)	21,483,096
Currency derivative (Contractual/notional amount)	(2,083,269)	1,638,366	(444,903)

1)

The net foreign exchange gain or loss reflects the change in value, due to movements in currency exchange rates over the reporting period, only of those financial instruments which are measured at amortized cost. As at Dec. 31, 2023, non-USD loans with carrying amount of USD equivalent USD2,681.66 million are hedged by swaps with notional amount of USD2,792.02 million.

2)

For those financial instruments measured at fair value through profit or loss, the change in value due to movements in currency exchange rates is reported as part of their overall change in fair value under the heading “net gain on financial instruments measured at fair value through profit or loss” (Note C3).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Currency risk (Continued)

As at Dec. 31, 2022	USD	Other currencies	Total
		USD equivalent
Financial assets and financial liabilities
Cash and cash equivalents1)	3,065,525	11,831	3,077,356
Term deposits1)	6,669,005	—	6,669,005
Investments at fair value through profit or loss2)	9,640,038	3,061,909	12,701,947
Loan investments, at amortized cost1)	14,922,027	2,719,904	17,641,931
Bond investments, at amortized cost1)	4,565,178	—	4,565,178
Paid-in capital receivables	304,862	—	304,862
Derivative assets2)	465,903	11,566	477,469
Other assets	1,872,002	—	1,872,002
Total financial assets	41,504,540	5,805,210	47,309,750
Borrowings2)	(18,145,779)	(6,329,949)	(24,475,728)
Derivative liabilities2)	(2,286,664)	—	(2,286,664)
Other liabilities	(112,231)	—	(112,231)
Total financial liabilities	(20,544,674)	(6,329,949)	(26,874,623)
Net balance	20,959,866	(524,739)	20,435,127
Currency derivative (Contractual/notional amount)	(1,492,506)	900,680	(591,826)

Interest rate risk

The Bank takes on exposure to the effects of fluctuations in the prevailing levels of market interest rates on its financial position and cash flows. Interest margins may increase as a result of such changes but may reduce or create losses in the event that unexpected movements arise.

Currently, the vast majority of all loans of the Bank are subject to a floating base rate (mainly SOFR for USD, 6-month EURIBOR for EUR and 3-month SHIBOR for CNY). The Bank uses interest rate swaps and cross currency swaps to effectively modify the interest rate or currency characteristics of the debt issuance to match those of the loans. The main exposure to interest rate risk arises from treasury investment portfolio and refinancing risk on fixed-spread loans. Various quantitative methods are employed to monitor and manage such risks.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Interest rate risk (Continued)

The Bank uses duration and value-at-risk (VaR) to measure interest rate risk on the treasury investment portfolio. Duration measures the sensitivity of the portfolio’s value to a parallel change in interest rate. VaR provides an estimate of the portfolio value at a certain confidence level within a defined timeframe. The weighted duration of the Bank’s treasury investment portfolio and investment operations portfolio increased over 2023 but remains well within permissible limits.

In 2023, interest rates increased to the highest level in many years, and as a result, the treasury investment portfolio extended duration to lock in the higher rate of return for the equity-funded portion of the portfolio. The extension of duration helps to stabilize income, as there is less sensitivity of income of the treasury investment portfolio to short-term rate movements. Conversely, the longer duration does lead to greater sensitivity of the economic value of investments to changes in the level of rates, with higher rates reducing the economic value, while falls in rate increase the value.

The refinancing risk for fixed-spread loans relates to the potential impact of any future deterioration in the Bank’s funding cost. The Bank does not match the maturity of its funding with that of its fixed-spread loans as this would result in significantly higher financing costs for all loans. Instead, the Bank targets a shorter average funding maturity and manages the refinancing risk through the fixed-spread loan pricing, i.e. pricing to borrowers is made inclusive of the funding premium to cover refinancing risks as required by the Bank’s asset-liability management policy.

Interest rate risk also arises from other variables, including differences in reset frequency between the Bank’s assets and liabilities. The Bank also uses cross currency swaps to modify the currency characteristics of the debt issuances. While eliminating foreign exchange risk, the Bank is exposed to unfavourable movements in the cross-currency basis.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

IBOR reform

The following table contains details of the main financial instruments with reference to USD LIBOR that the Bank holds as at Dec. 31, 2023, which have not yet transitioned to SOFR:

	Carrying amount/ Notional amount as at Dec. 31, 2023	Carrying amount/ Notional amount as at Dec. 31, 2022
Non-derivative assets and liabilities at carrying amount
Loan investments, at amortized cost	200,373	6,247,872
Bond investments, at amortized cost	—	16,224
Investments at fair value through profit or loss
- Bond investments – Treasury investment portfolio	—	236,794
- Bond investments – Investment operations portfolio	—	51,700
Non-derivative assets	200,373	6,552,590
Loan commitment	6,196	4,651,969

Following transition notices sent to sovereign borrowers for their variable spread loans, informing them of the selection of SOFR as the replacement reference rate to LIBOR and the related amendments to the provisions of the loan agreement, all variable spread sovereign loans have been transitioned to SOFR as of June 30, 2022.

Fixed spread sovereign-backed loans on a LIBOR reference rate were replaced by SOFR at the first interest reprice date after July 1, 2023, following a transition notification sent to the borrowers, as established in the Bank’s General Conditions. By Dec. 31, 2023, all fixed spread sovereign-backed loans have been transitioned to SOFR.

As of Dec. 31, 2023, the Bank has successfully completed the majority of the transition for nonsovereign-backed loans with a few legacy projects that now have synthetic LIBOR reset rates but have yet to transition to standard SOFR terms. The Bank is actively considering additional approaches to solve the legacy portfolio which leaves the Bank with minimal exposure to residual interest rate risk.

The Bank follows the standard terms of the ISDA IBOR Fallbacks Protocol. All swaps have been transitioned to a SOFR reference rate as of Dec. 31, 2023 (as of Dec 31, 2022, swaps with notional amount of USD10,314 million were yet to be transitioned).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Sensitivity analysis

The Bank enters into various derivative instruments to manage interest rate risks. On a fair value basis, if interest rates increase by one basis point, treasury investment portfolio would experience an unrealized mark-to-market loss of USD0.65 million as of Dec. 31, 2023 (Dec. 31, 2022: USD0.03 million).

The impact of changes in interest income on the Bank’s profit or loss and equity is primarily caused by movements in interest rates. The effect on assets and liabilities that are held at fair value are expected to offset one another.

The following table illustrates the potential impact of a parallel upward or downward in relevant interest rate curves on the Bank’s interest income from the floating rate financial instruments (mainly loan investments) which are measured at amortized cost, based on the carrying value at the end of the reporting period. This analysis assumes that interest rates of all maturities move by the same amount.

The sensitivity analysis on interest income is based on reasonably possible changes in interest rates over the next 12 months from the reporting date with the assumption that the structure of financial assets held at the period end remains unchanged. It does not take into account actions that would be taken by the Bank to mitigate the impact of the interest rate risk.

Interest income sensitivity (in million)
For the year ended Dec. 31, 2023
+100 basis points	191
-100 basis points	(191)

Interest income sensitivity (in million)
For the year ended Dec. 31, 2022
+50 basis points	70
-50 basis points	(70)

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D5	Liquidity risk

Liquidity risk is the risk that the Bank will not be able to meet efficiently both expected and unexpected current and future cash flow and collateral needs without affecting either daily operations or the financial condition of the Bank.

The Bank’s liquidity policy requires the maintenance of liquidity to always ensure unquestionably strong liquidity. There is a three-tiered approach to achieve this goal. Firstly, the Bank maintains a stock of high-quality liquid assets to meet 30-day stress scenario (i.e. Liquidity Coverage Ratio) to ensure short-term liquidity. Second, a 12-month stressed liquid asset ratio is maintained to ensure the Bank has sufficient liquidity to withstand medium term stressed conditions. Finally, the Bank’s liquidity policy requires the maintenance of liquidity at a level at least equal to 40% of the projected net cash flow requirements for next three years. Outflows from committed but undisbursed loans and, under stress conditions, outflows from issued financial guarantees are included in the Bank’s liquidity requirement assessment following the methodologies governed by the Bank’s liquidity policy.

Below sets out the remaining contractual maturities for the undiscounted cash flow of main financial liabilities.

As at Dec. 31, 2023	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total

Financial liabilities
Borrowings	(81,169)	(461,846)	(6,634,345)	(23,372,182)	(1,081,759)	(31,631,301)
Other liabilities 1)	(101,994)	—	—	—	—	(101,994)
As at Dec. 31, 2022	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total

Financial liabilities
Borrowings	(182,655)	(319,376)	(5,200,631)	(20,073,929)	(109,045)	(25,885,636)
Other liabilities 1)	(112,231)	—	—	—	—	(112,231)

1)	Other liabilities represent collateral held in relation to derivatives that becomes repayable dependent on daily movements in interest rates.

Refer to Note C14 for maturity analysis of undiscounted cash flows deriving from derivatives.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D6	Compliance and operational risk

The Compliance and Operational Risk (COR) function aims to protect the integrity and reputation of the Bank, and to strengthen the Bank’s accountability and transparency. The COR function assists in the identification, assessment, management and monitoring of compliance and operational risks arising from the Bank’s activities or from the occurrence of external events. It is responsible for efficient management and oversight of the Bank’s exposure to compliance and operational risk and provides advice to the Chief Risk Officer and senior management on how the Bank can effectively manage such risks.

The COR function is part of the Bank’s second line of defense sitting in the Risk Management Department and responsible for the oversight of compliance and operational risks including:

•

Financial crimes, money laundering/financing of terrorism, sanctions and export control and tax transparency related risks, which are managed through the Bank’s “Know Your Counterparty (KYC)” activities and related processes; and

•

Operational risk, defined as the risk of loss, or detriment, resulting from inadequate or failed processes or systems, through human error, or from the occurrence of external events. This definition is consistent with the Basel Committee Banking Industry Standards but has been extended to include reputational risk. Effective management and mitigation of operational risk relies on a system of internal control aimed at identifying various risks and establishing acceptable risk parameters and monitoring procedures.

D7	Capital management

The Bank collectively manages the paid-in capital plus reserves and retained earnings as available capital. To ensure that the Bank maintains its triple-A credit rating on a stand-alone basis at all times, two limits are in place. The first, as required by Article 12.1 of the Bank’s AOA, the Bank’s total unimpaired subscribed capital, reserves and retained earnings must always be greater than the total exposure on commitment basis from its investment operations (i.e. loans, equity investments, guarantees and other types of financing). This limit may be increased up to 250% of the Bank’s unimpaired subscribed capital, reserves and retained earnings with the approval of the Board of Governors. The second, using an economic capital framework, the Bank’s available capital must be greater than the required economic capital given the composition of its investment and treasury operations (as well as its operational risks) for both the actual and the three-year projected balance sheet, and under both the base-case and stressed scenario bases.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

The majority of the Bank’s assets and liabilities in the Statement of Financial Position are financial assets and financial liabilities. Fair value measurement of nonfinancial assets and nonfinancial liabilities does not have a material impact on the Bank’s financial position and operations, taken as a whole.

The Bank does not have any financial assets or financial liabilities subject to nonrecurring fair value measurements for year ended Dec. 31, 2023 (for the year ended Dec. 31, 2022: none).

The fair value of the Bank’s financial assets and financial liabilities are determined as follows:

-

If traded in active markets, fair values of financial assets and financial liabilities with standard terms and conditions are determined with reference to quoted market bid prices and ask prices, respectively.

-

If not traded in active markets, fair values of financial assets and financial liabilities are determined in accordance with generally accepted pricing models or discounted cash flow analysis using prices from observable current market transactions for similar instruments or using unobservable inputs relevant to the Bank’s assessment.

Fair value hierarchy

The Bank classifies financial assets and financial liabilities into the following three levels based on the extent to which inputs to valuation techniques used to measure fair value of the financial assets and financial liabilities are observable:

Level 1:	Fair value measurements are those derived from quoted prices (unadjusted) in an active market for identical assets or liabilities;

Level 2:	Fair value measurements are those derived from inputs other than quoted included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3:	Fair value measurements are based on models, and unobservable inputs are significant to the entire measurement.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities not measured at fair value on the Statement of Financial Position

The table below summarizes the carrying amounts and fair values of those financial instruments not measured in the Statement of Financial Position at their fair value:

	Dec. 31, 2023		Dec. 31, 2022

	Carrying		Carrying
	amount	Fair value	amount	Fair value
Financial assets
- Loan investments, at amortized cost	21,969,382	22,362,852	17,641,931	18,120,730
- Bond investments, at amortized cost	8,266,365	8,017,915	4,565,178	4,281,812
- Paid-in capital receivables	262,637	260,503	304,862	301,569
Financial liabilities
- Borrowings	2,194,104	2,194,534	1,307,417	1,302,352

As at Dec. 31, 2023, other than those disclosed above, the Bank’s balances of financial instruments not measured at fair value but with short-term maturity approximate their fair values.

Fair value of loan investments and paid-in capital receivables measured at amortized cost has been calculated using Level 3 inputs by discounting the cash flows at a current interest rate applicable to each loan and paid-in capital receivable.

The significant input used in the fair value of loan are risk-free rate, credit default swap spreads, expected recovery rate and foreign exchange rates. Management makes certain assumptions about the unobservable inputs to the model. These are regularly assessed for reasonableness and impact on the fair value of loans. An increase in the level of forecast cash flows in subsequent periods would lead to an increase in the fair value and an increase in the discount rate used to discount to forecast cash flow would lead to a decrease in the fair value of loans.

Fair value of bond investments held at amortized cost are generally based upon quoted market prices, if available. If the market prices are not readily available, fair values are estimated using either values obtained from independent parties offering pricing services or adjusted quoted market prices of comparable investments or using the discounted cash flow methodology.

Fair value of borrowings held at amortized cost are generally based upon quoted market prices, if available. If the market prices are not readily available, fair values are determined using discounted cash flow models.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The table below summarizes the fair values of the financial assets and financial liabilities measured in the Statement of Financial Position at their fair value:

As at Dec. 31, 2023

	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	3,793,772	473,531	—	4,267,303
- Investment in funds, trust and others	—	—	921,617	921,617
- Bond investments	7,751,602	337,352	—	8,088,954
- Certificates of deposit and commercial papers	—	3,056,432	—	3,056,432
- Investment operations fixed-income portfolio	242,553	—	—	242,553
Money Market Funds	—	1,150,086	—	1,150,086
Derivative assets	—	616,242	—	616,242
Total financial assets	11,787,927	5,633,643	921,617	18,343,187

Borrowings	—	(28,334,027)	—	(28,334,027)
Derivative liabilities	—	(1,582,026)	—	(1,582,026)
Total financial liabilities	—	(29,916,053)	—	(29,916,053)

As at Dec. 31, 2022

	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	3,561,032	459,074	—	4,020,106
- Investment in funds, trust and others	—	—	608,912	608,912
- Bond investments	5,624,581	113,674	—	5,738,255
- Certificates of deposit and commercial papers	—	2,114,223	—	2,114,223
- Investment operations fixed-income portfolio	220,451	—	—	220,451
Money Market Funds	—	1,280,649	—	1,280,649
Derivative assets	—	477,469	—	477,469
Total financial assets	9,406,064	4,445,089	608,912	14,460,065

Borrowings	—	(23,168,311)	—	(23,168,311)
Derivative liabilities	—	(2,286,664)	—	(2,286,664)
Total financial liabilities	—	(25,454,975)	—	(25,454,975)

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The MMFs’ shares are not traded in any market. The fair value of the MMFs is derived from that of the net assets value, therefore MMFs are classified as Level 2 instruments.

Certificates of deposit, External Managers Program, bond investments and commercial papers have been valued either using the discounted cash flow method based on observable market input, or obtained from market price. Derivative instruments and borrowings have been valued using discounted cash flow methodology based on observable market inputs. Quoted prices (unadjusted) in active markets are typical Level 1 inputs, while inputs other than quoted prices included within Level 1 that are observable for the asset and liability, either directly or indirectly, are typically Level 2 inputs.

In some situations the inputs used to measure fair value might fall in different level of the fair value hierarchy. The level in the fair value hierarchy within which the fair value measurement falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. When unobservable inputs are significant to the fair value measurement, those financial instruments are to be categorized as level 3.

The table below provides a reconciliation of the fair values of the Bank’s Level 3 financial assets for the year ended Dec. 31, 2023 and the year ended Dec. 31, 2022.

Investment in funds, trust and others:

	For the year ended	For the year ended
	Dec. 31, 2023	Dec. 31, 2022
As at beginning of year	608,912	332,226
Additions	318,318	318,967
Return of capital contributions	(33,857)	(55,845)
Fair value gain, net	28,244	13,564
Total investment in funds, trust and others	921,617	608,912

The fair value gains or losses are attributable to the change in unrealized gains or losses relating to those financial assets held at the end of the reporting period. For the year ended Dec. 31, 2023, the realized gain arising from the Bank’s Level 3 financial assets amounted to USD16.60 million (for the year ended Dec. 31, 2022: USD11.83 million).

The fair value of the investment in funds, trust and others is mainly based on an adjusted net assets method. To assess the fair value of the underlying assets of the funds, trust and others, discounted cash flow valuation technique is mainly adopted. The unobservable inputs mainly include weighted average cost of capital, liquidity discount and projected cash flows.

There has been no transfer among Level 1, Level 2 and Level 3 during the year ended Dec. 31, 2023 (for the year ended Dec. 31, 2022: none).